UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 10



                   General Form For Registration of Securities

         Pursuant to Section 12(b) or (g) of The Securities Act of 1934


                            THE NEPTUNE SOCIETY, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


              Florida                                  59-2492929
-------------------------------------     --------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)


100 N. First Street, Suite #205,
      Burbank, California                                91502
-------------------------------------     --------------------------------------
(Address of principal executive                        (Zip Code)
        offices)

       Registrant's telephone number, including area code: (818) 953-9995


        Securities to be registered pursuant to Section 12(b) of the Act:



               None                                        None
---------------------------------------     ------------------------------------
Title of each class to be so registered     Name of each exchange on which each
                                               class is to be registered

           Securities to be registered under Section 12(g) of the Act:


                  Common Shares, Par Value of $0.001 per Share
--------------------------------------------------------------------------------
                                (Title of Class)


                                 Not Applicable
--------------------------------------------------------------------------------
                                (Title of Class)

                                TABLE OF CONTENTS


ITEM 1.  BUSINESS..............................................................................................2

ITEM 2.  SELECTED FINANCIAL INFORMATION.......................................................................16

ITEM 3.  PROPERTIES...........................................................................................23

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.......................................24

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS.....................................................................25

ITEM 6.  EXECUTIVE COMPENSATION...............................................................................28

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.......................................................30

ITEM 8.  LEGAL PROCEEDINGS....................................................................................32

ITEM 9   MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS......32

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES..............................................................33

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED..............................................35

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS............................................................35

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA..........................................................36

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.................36

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS....................................................................36

SIGNATURES....................................................................................................40

                           FORWARD-LOOKING STATEMENTS

     This Registration Statement contains forward-looking statements, including without limitation, statements that include the words "anticipates," "believes," "estimates" and "expects" and similar expressions and statements relating to the Company's strategic plans, capital expenditures, industry trends and the Company's financial position. Such forward-looking statements reflect the Company's current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including competition for and availability of funeral home and crematory acquisitions, the ability of the Company to manage an increasing number of funeral homes and crematories, the Company's ability to retain key management personnel and to continue to attract and retain skilled funeral home and crematory management personnel, state and federal regulations, changes in the death rate or deceleration of the trend towards cremation, availability and cost of capital and general industry and economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements and information.

     The Company's management has included projections and estimates in this Registration Statement, which are based primarily on management's experience in the industry, assessments of the Company's results of operations, discussions and negotiations with third parties and a review of information filed by its competitors with the Securities and Exchange Commission. Investors are cautioned against attributing undue certainty to management's projections.

                               GENERAL INFORMATION

     Unless the context otherwise requires, (i) "Neptune Society" refers to The Neptune Society, Inc., a Florida corporation, (ii) "Neptune of America" refers to Neptune Society of America, Inc., a California corporation, and (iii) the "Company" refers to Neptune Society, and its subsidiaries and associated entities.

     All dollar amounts are in United States dollars unless otherwise indicated.


ITEM 1.           BUSINESS

Overview

     Neptune Society, a Florida corporation, is the holding company for Neptune of America. Neptune of America is the holding company for all operations of the Company, which are contained in subsidiary entities. See "History of the Neptune Society." Neptune Society's principal executive offices are located at 100 N. First Street, Suite #205, Burbank California 91502, and it maintains corporate offices at 102 N.E. 2nd Street, Suite 777, Boca Raton, Florida 33432.

     The Company's primary business is marketing and administering Pre-Need and At-Need cremation services in California, Florida and New York. The Company also operates a crematory in Los Angeles, California to provide cremation services in the Los Angeles area. The Company uses the services of third-party crematories in other areas of the United States.

Death Care Industry

     According to statistics provided by the National Funeral Directors' Association, the number of deaths in North America has risen by 1% annually between 1980 and 1998, and is expected to continue to grow at a similar rate over the next 10-15 years. The growth in death rate results not only from an increase in the overall population, but also from the demographics of an aging population as the baby boomer generation matures.

     According to the National Funeral Directors Association:

     o There are more than 22,100 funeral homes in the United States employing approximately 35,000 licensed funeral directors/embalmers and 89,000 additional funeral service and crematory personnel.

     o There were 2,294,000 deaths in the United States during the 12-month period ending December, 1997, or 8.6 deaths per thousand population. (U.S. Department of Health & Human Services, 1997).

     o Of more than 2.2 million deaths nationwide in 1997, nearly 76% resulted in earth burial or entombment and approximately 24% resulted in cremation.

     o    In 1997,  the  average  cost of an  adult  funeral  was  approximately
          $4,800.

     The Company believes that the popularity of cremation services will increase in the future as a result of the differences in costs between traditional burial funerals and cremations. According to a comprehensive survey of crematory operations conducted by Smith, Bucklin & Associates Market Research and Statistics Division on behalf of the Cremation Association of North America:

     o    The popularity of cremation varies by geographic location.

     o    In 1997,  cremation  services were chosen for only  approximately  one
          quarter   of  total   deaths  in  the  United   States,   representing
          approximately 500,000 cremations.

     o    The average cost of a cremation in 1997 was $2,200.

     o The cremation market size in the United States in 1997 was worth approximately $1.1 billion.

     A recent survey released by the Funeral and Memorial Information Council determined that 24% of all American adults have prearranged at least some of the details of their own funeral or burial. 80% of those interviewed for the survey believe prearranging the details of their own funeral or burial is a "good idea", and 39% indicated that they may be likely to do so within the next five years.

Competition

     The death care industry in general is fragmented, comprised of mostly family owned businesses and small independently-owned chains of death care service providers. Currently, there are four publicly traded companies in the death care services industry that have pursued consolidation and aggressive growth strategies. The major corporate competitors in the death care industry now include Service Corporation International, Loewen Group Inc., Stewart Enterprises, Inc., and Carriage Services, Inc.

     The competitive factors in the death care service industry include, among other things:

     o inter-family loyalty to established, local death care service providers;
     o    consumer price sensitivity for death care services;
     o    consumer demand for personalized service;
     o    demand for qualified personnel and management;
     o    consolidation in the industry;
     o    high fixed costs for facilities; and

     o    regulatory compliance costs.

     Generally, existing death care service providers may have competitive advantages based on established local reputations, local ownership and management, brand loyalty and existing capital facilities. The larger publicly traded death care service providers generally compete on the basis of price and service, and dedicate a significant amount of their resources on acquiring established death care service providers in local and regional markets. They are generally well capitalized and can achieve certain efficiencies through their integrated marketing, management and administration structures.

     The Company intends to compete by focusing on the Pre-Need cremation segment of the death care industry. The Company believes that it can effectively market cremation services on a Pre-Need basis by offering a lower cost alternative to burial funerals. The Company does not intend to offer traditional funeral services and, therefore, does not intend to compete with traditional funeral service providers.

     There can be no assurance that the Company will effectively compete against local existing death care service providers or corporate consolidations. Many of these competitors offer a full range of death care services, including cremation services and Pre-Need service plans. Several of these competitors also have significantly greater financial and other resources than the Company and have long established reputations in the markets they serve.

The Neptune Society Business

     The Company's business strategy is to pursue revenue and growth opportunities in the cremation sector of the death care service industry. The Company operates all locations under one nationally branded name, The Neptune Society, and offers only cremation services and related products. The Company does not intend to evolve into a traditional funeral services company and does not intend to compete directly with the larger corporate consolidators in the death care service industry.

Services

     The Company's primary business is marketing and administering Pre-Need and At-Need cremation services in California, Florida and New York. The Company also operates a crematory in Los Angeles, California.

     The Neptune Society Pre-Need Program

     The Company started its Pre-Need program in 1988. The program allows individuals to pre-arrange a cremation funeral service for a guaranteed fixed price. The program is designed to eliminate as much of the emotional and financial burden as possible for the members' heirs and successors.

     At June 30, 1999, the Company had approximately 52,000 Pre-Need members. Approximately 40% of the Pre-Need services paid by the members is spent by the Company immediately to cover the cost of merchandise, which is either delivered to the member or is stored by the Company until the member's death. The balance of the payments collected on Pre-Need services paid by the member is deposited in a trust fund and administered by the Company in accordance with applicable state regulations. See "Industry Regulation - Pre-Need Trust Fund."

     The Neptune Society At-Need Programs

     The Company also provides cremation services to non-members on an At-Need basis. These services are generally less expensive than burials. The Company provides a full range of cremation services and handles all aspects of the deceased cremation needs according to the decisions and plans of the decedent's heirs, including service planning, optional services for scattering remains and delivery of remains to family members.

     The Neptune Society Registration Service

     The Company offers a registration service that allows individuals to record and register their request to be cremated and maintain a record of information necessary for the Company to provide cremation services at the time of death.

     Crematory Services

     The Company operates a crematory in Los Angeles, California for its members and to facilitate its At-Need business in southern California.

     Other Services and Products

     The Company believes that it can increase the revenues of its existing operations by offering premium services and products, including, for example, higher quality urns and caskets, memorialization options, and chapel hire for traditional memorial services. Based on the Company's experience, we believe approximately 10-15% of individuals will purchase a premium urn if a selection is available and displayed at the time of the purchase decision, and approximately 75% of individuals will purchase a premium urn following suggestion by a counselor.

     With the exception of the office at Fort Lauderdale, the Company's current offices do not have the facilities to offer premium or upgraded services and products. The Company intends to offer the full range of premium services and products by installing fixtures to display a selection of urns and caskets in each office and to build chapels in each of its existing locations.

Pricing

     The Company defines its pricing strategy as a simple, dignified and economical alternative to traditionally more expensive and elaborate funerals and burials. The Company's strategy is to maintain a simple product and pricing structure to assist customer decision making. For example:

     o    The Company's current membership fee for registration is $25.

     o    The Company's  current  basic  cremation  service costs  approximately
          $1,300.

     o The Company currently charges 8% interest on outstanding amounts for its extended payment plans.

     o The Company offers a travel plan to Pre-Need members for $200, which guarantees service coverage throughout the continental United States.

     In addition, the Company offers competitive rates for additional services, such as burial at sea, rose garden scattering and delivery of cremains to family members.

     Our cremation services are generally less expensive than traditional funeral services.

Facilities

     The Company's offices have been generally located in clusters within a given geographic area. This provides opportunities to share personnel, vehicles and other resources, effect operating and administrative cost reductions and implement integrated marketing programs.

     The Company currently has locations in the following locations:

     California
     ----------
     Burbank
     San Pedro
     Santa Barbara
     Los Angeles
     Ventura
     San Bernardino

     Florida
     -------
     Miami
     Fort Lauderdale
     St. Petersburg

     New York
     --------
     Long Island
     Westchester

     The Company believes that it can acquire existing crematory service providers with established market presence as an avenue of growth. The cremation segment within the death care industry is highly fragmented, and there are many small owner-manager operations throughout North America which are possible acquisition targets.

     The Company intends to acquire cremation services companies with existing operational licenses and offices with At-Need operations in States with large population centers where cremation rates are 25% to 50%. Based on the Company's experience, the Company anticipates that very few acquisition targets will have established a prearranged sales program, thus enabling it to institute its Pre-Need program.

     The Company also intends to grow by establishing new offices. Specific selection criteria are applied when determining new locations, including:

     o    areas with a higher than average death rate;

     o    forecasted growth in cremation rates; and

     o    favorable trust laws.

     Management is currently investigating locations in Texas, Illinois, Pennsylvania, Michigan, Indiana, Connecticut, New Jersey, Ohio and Massachusetts. All of these States are highly populated and have current cremation rates that range from 15% to 25%. The Company intends to review and assess the need for the construction and operation of additional crematories based on the demand for cremation services in a particular geographic region. It is anticipated that the Company's crematories will have the capacity to service the Company's own needs and the needs of other agencies, potentially increasing the Company's operating efficiencies.

     There can be no assurance that the Company will acquire any additional death care service providers or that acquisitions, if any, will result in increased operating efficiencies or revenues to the Company.

Marketing

     The Company currently markets its services in all locations under the name "The Neptune Society". The Company's marketing strategy is focused on maintaining and further developing the strength of its brand name and creating consumer awareness of its death care services and products. The Company promotes its death care services and products using targeted advertising campaigns, including, for example:

     o Biweekly newspaper advertisements in the LA Times, Santa Barbara News, San Luis Obispo News, Tampa Tribune, St. Petersburg Times, Ft. Lauderdale Sun-Sentinel, Palm Beach Post, New York Post and New York Newsday;

     o Large advertisements in the Yellow Pages servicing the regions in which the Company has operations;

     o    Local television and radio advertisements; and

     o A Web site providing up-to-date, on-line information related to the Company's death care services and products.

     The Company markets its Pre-Need programs using a combination of sales and direct marketing programs to generate sales.

     Direct Mail: The Company uses a monthly direct mail campaign to generate leads. The Company is planning to integrate and improve the performance of its marketing strategy by introducing new automated systems to decrease mailing costs and manage increased primary lead generation.

The Company intends to increase its direct marketing sales force in Florida and New York.

     Telemarketing: The Company has established a telemarketing center in Tempe, Arizona, which is anticipated to be operational in November 1999. The Company's telemarketing program will initially target the unconverted primary leads generated by the Company's direct mail campaigns. The Company anticipates that telemarketing will become an integral part of increased lead conversions.

     Personal Sales: The Company uses commissioned sales consultants to sell Pre-Need contracts. Each of the Company's Pre-Need sales offices has a sales manager who recruits, trains and engages sale consultants. These sales consultants are provided leads generated from the Company's direct mail campaigns, and they meet with potential clients individually to determine the service needs of the individual. The sales consultants are paid on a commission basis according to the type of plan sold and the method of payment selected by the customer. A majority of the Company's sales consultants perform services in California and have worked with the Company for over four years.

     Internet Web Site: The Company retained the services of a New York based consultancy and web development company that specializes in building Internet-based businesses, to assist the Company in developing a fully integrated and comprehensive web site targeted at the baby boomer generation. The Company believes that the aging of the baby boomers, who have only recently begun to turn 50, represent a significant opportunity to expand its business. Baby boomers are one of the fasting growing segments of Internet users. The Company launched its web site on September 30, 1999, and consumers may purchase Pre-Need plans on-line. The Company plans to develop other services and content for its web site to enhance its on-line offerings.


Industry Regulation

Death Care Service Industry Regulation

     The funeral service industry is regulated primarily on a State by State basis with all jurisdictions requiring licensing and supervision of individuals who provide funeral-related services. All jurisdictions also regulate the sale of Pre-Need services and the administration of any resulting trust funds or insurance contracts. In addition, concerns regarding lack of competition have led a few jurisdictions to enact legislation designed to encourage competition by restricting the common ownership of funeral homes, cemeteries and related operations within a specific geographic region.

     The Company's operations must also comply with federal legislation, including the laws administered by the Occupational Safety and Health Administration, the Americans with Disabilities Act and the Federal Trade Commission ("FTC") regulations. The FTC administers the Trade Regulation Rule on Funeral Industry Practices, the purpose of which is to prevent unfair or deceptive acts or practices in connection with the provision of funeral goods or services.

     On February 25, 1998, the State of California issued an interim suspension order against the operations of the Company's funeral and crematory business in California pursuant to California's Business and Profession Code for failure to comply with appropriate storage procedures. On May 6, 1998, the Company entered into a Stipulation and Settlement and Decision which ordered that the Company's then controlling shareholder, Emanuel Weintraub, would sell his interests in the Company and cease all management or control, directly or indirectly, of any funeral or cremation activities licensed by the State to the Company. In addition, the Company was ordered to have its crematory facilities inspected and not to accept any cases beyond its ability to handle appropriately. In particular, the Company was ordered to demonstrate compliance with the requirements for storage facilities pursuant to the State's Business and Professions Code and to be subject to random inspections.

     In compliance with the stipulation, Mr. Weintraub sold The Neptune Group of Companies to Neptune of America and on April 9, 1999, the Company applied for an assignment of licenses in connection with closing of the sale of the business. California approved the assignment, subject to amending the Stipulation and Settlement and Decision to incorporate a requirement for the Company to complete audits of the Pre-Need trust funds pursuant to the Business and Profession Code, to comply with all other requirements for licensure, and to be placed on probation for a period of three years. If the Company fails to comply with the terms and conditions of the Stipulation and Settlement Decisions and the amendments thereto, the State of California retains the right to remove the stay on the prosecution under the interim order rendered on February 25, 1998.

Pre-Need Trust Fund

     Payments received by the Company for Pre-Need services are held in trust. The trust funds are maintained by financial institutions in accordance with the laws of the state in which the Pre-Need program is sold. At June 30, 1999, the balance of the trust fund was approximately $3 million with over 50,000 active members.

     Although applicable laws vary from state to state, typically the Company can retain a percentage of the proceeds from the sale of each Pre-Need contract to defray costs related to the sale, and the balance of proceeds is deposited in trust. In most states, the Company is not permitted to withdraw principal or investment income from such trusts until the time the cremation service is fulfilled. Earnings on the trust funds increase the amount of cash received by the Company at the time the cremation service is performed and historically have allowed the Company to adequately cover the inflationary increase in costs of cremation services.

     While direct marketing costs and commissions incurred with the sale of Pre-Need programs are a current use of cash, such costs are deferred for financial reporting purposes and recognized over the number of years that approximates the expected time to fulfilment of contracts. Deferred proceeds from the sale of Pre-Need programs are not recognized as revenue until the time the funeral service is performed.

Personnel

     At September 30, 1999, the Company employed approximately 112 people comprised of 60 commission sales people, 40 full time counselors and 12 administrative personnel at the Company's corporate offices. Management believes that its relationship with employees is good. None of the Company's employees are members of collective bargaining units.

History of The Neptune Society

     Neptune of America was incorporated in the State of California in March 1999 to acquire Neptune Management Corp. and Heritage Alternatives, Inc. Neptune acquired these companies on March 31, 1999. Neptune Management Corp. has operated in the death care industry since 1973 and is primarily responsible for the Company's Pre-Need and At-Need operations.

     The Company operates, through its subsidiary Heritage Alternatives, Inc., a crematory located in Los Angeles, California that facilitates the California At-Need services. The Company acquired the business and operations of Heritage Crematory located in Los Angeles, California, in March 1992. Pursuant to the terms of the acquisition, the Company agreed to pay to the vendors of the business an amount of $10 to $15 per cremation until March 1, 2003.

     Effective April 1, 1999, Neptune of America acquired all of the issued and outstanding shares in the capital of Neptune Management Corp., Neptune Pre-Need Plan, Inc. and Heritage Alternatives, Inc. Immediately subsequent to this acquisition, Neptune Management Corp. and Heritage Alternatives, Inc. acquired, as general partners, all the limited partnership units in various limited partnerships that conducted business as the "Neptune Society" in California, Florida and New York (collectively, Neptune Management Corp., Neptune Pre-Need Plan, Inc., Heritage Alternatives, Inc. and the various limited partnerships are hereinafter referred to as the "Neptune Group of Companies").

     In consideration for the acquisition of the Neptune Group of Companies, the Neptune Society paid $1,000,000 in cash, issued 1,000,000 common shares in the capital of the Neptune Society and Neptune of America issued two promissory notes to the prior owners of the Neptune Group of Companies. The first promissory note issued by Neptune of America, and guaranteed by the Neptune Society, was in the amount of $19,000,000 (the "First Promissory Note"). The second promissory note issued by Neptune of America, and also guaranteed by the Neptune Society, was in the amount of $2,000,000 (the "Second Promissory Note"). Both the First and Second Promissory Notes are further secured by the assets and business of Neptune Management Corp. and Heritage Alternatives, Inc. On August 11, 1999, the Company repaid $4,125,784 of the First Promissory Note.

     As part of the acquistion, the Company entered into a three year consulting agreement (the "Consulting Agreement") with Emanuel Weintraub, the founder and former President and CEO of the Neptune Group of Companies. Pursuant to the terms of the Consulting Agreement, Mr. Weintraub will be paid $1,000,000 over the term of the Consulting Agreement. See "Certain Relationships and Related Transactions."

     On August 1, 1999, the Company entered into agreements to amend the repayment terms of both the First and Second Promissory Notes and the terms of payment under the Consulting Agreement. In consideration for the amendment to the terms of repayment, the Neptune Society issued 275,000 share purchase warrants exercisable into 275,000 common shares in the capital of the Neptune Society for $6.00 per share. The share purchase warrants expire on August 15, 2003 and to date, none have been exercised by the holders. Three of the recipients of these share purchase warrants are the daughters of Mr. Weintraub. See "Certain Relationships and Related Transactions."

     The Company has subsequently operated its funeral and cremation business through Neptune Management Corp. and Heritage Alternatives, Inc. With the exception of Neptune Pre-Need Plan, Inc. which is not an active entity, the Company is in the process of dissolving its remaining corporate entities and limited partnerships.


RISK FACTORS

     The Company has included information in this Registration Statement that contains "forward looking statements." The Company's actual results may materially differ from those projected in the forward looking statements as a result of risks and uncertainties. Although the Company believes that the assumptions made and expectations reflected in the forward looking statements are reasonable, the Company cannot assure you that the underlying assumptions will, in fact, prove to be correct or that actual future results will not be different from the expectations expressed in this report. An investment in the Company's securities is speculative in nature and involves a high degree of risk. You should read this Registration Statement carefully and consider the following risk factors.


The Company's growth is dependent on the availability of financing, the acquisition and integration of business units and the ability to manage growth.

     The Company's business strategy is to grow through acquisitions of cremation service providers. Although the Company believes it has an adequate infrastructure to implement its growth strategy, there can be no assurance that the Company's current management, personnel and other corporate infrastructure will be adequate to manage future growth, if any. In addition, to the extent the success of the Company's strategy is contingent on making further acquisitions, there can be no assurance that the Company will be able to identify and acquire acceptable acquisition candidates on terms favorable to the Company or that the Company will be able to integrate such acquisitions successfully into the Company without substantial costs, delays or other operational or financial problems. Further, acquisitions involve a number of special risks, including possible adverse effects on the Company's operating results, diversion of management's attention, failure to retain key acquired personnel, risks associated with unanticipated events or liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. Competition in the acquisition market is intense, and prices paid for death care service providers have increased in recent years.

     There are several publicly held North American death care companies, including Service Corporation International, Loewen Group Inc., Stewart Enterprises, Inc. and Carriage Services, Inc., which are leaders in the industry. Each of these competitors have greater financial and other resources than the Company, are actively engaged in acquiring death care service providers in a number of markets. These competitors generally target full service funeral homes and cemeteries for acquisition. The Company seeks to acquire only cremation service providers, which limits the number of potential acquisition targets available to the Company. The larger death care companies' acquisition strategies and entry into the markets may compete directly with the Company acquisition strategy and may have a material adverse affect on the Company's ability to expand its business.

     In addition, to the extent the Company is required to write-down goodwill associated with acquisitions due to a decline in the value of such acquired businesses, such write down could have a material adverse effect on the operating results of the Company.

     The Company may finance future acquisitions through the incurrence of bank indebtedness, the utilization of cash from operations, the issuance of common stock or other securities, or any combination thereof. In the event that the Company's common stock does not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept the Company's common stock or other securities as part of the consideration for the sale of their businesses, the Company may be required to use more of its cash resources or incur substantial debt in order to finance future acquisitions. If the Company does not have sufficient cash resources, its ability to make acquisitions could be limited unless it is able to obtain additional capital through debt or equity financings. There can be no assurance that the Company will be able to obtain the financing it will need in the future on terms the Company deems acceptable, if at all.


Fluctuations  in  operating   results  may  affect  the  Company's   results  of
operations.

     Results for any particular period are not necessarily indicative of the results that the Company may achieve for any subsequent period. Quarterly or yearly results may vary materially as a result of the timing and structure of acquisitions, any write down of goodwill, the timing and magnitude of costs related to such acquisitions and fluctuations in the death rate. General economic conditions, technology related to health care that may prolong life expectancy and trends in the death care services industry may also have a material affect on of the markets in which the Company services and the Company's business. Several of the causes for such fluctuations in operating results are beyond the control of the Company and may adversely affect the market price its common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


The loss of the company's key personnel, on which it depends, may have an adverse affect on the Company's business.

     The Company depends to a large extent upon the abilities and continued efforts of Marco P. Markin, President and a director of the Company, Gary R. Loffredo, a director of the Company and President of Heritage Alternatives Inc., and its other senior management. The loss of the services of the key members of the Company's senior management could have a material adverse effect on the Company's continued ability to compete in the death care industry. The Company's future success will also depend upon its ability to attract and retain skilled funeral home and crematory management personnel. See "Directors and Executive Officers."


The Company's business is subject to substantial regulation, which may affect its business and results of operations.

     The  Company's  operations  are  subject  to  regulation,  supervision  and licensing under numerous federal, state and local laws, ordinances and regulations, including extensive regulations concerning trust funds, Pre-Need sales of cremation products and services and various other aspects of the Company's business. The impact of such regulations varies depending on the location of the Company's offices and facilities.

     From time to time, states and other regulatory agencies have considered and may enact additional legislation or regulations that could affect the death care industry. For example, some states and regulatory agencies have considered or are considering regulations that could require more liberal refund and cancellation policies for Pre-Need sales of products and services, prohibit door-to-door or telephone solicitation of potential customers, increase trust requirements and prohibit the common ownership of funeral homes and crematoriums in the same market. If adopted in the states in which the Company operates, these and other possible proposals could have a material adverse effect on the Company's results of operations. See "Business -- Trust Funds" and "-- Regulation."


The Company may be required to sell additional common stock or parties may exercise options and warrants that cause dilution of your shares.

     As of November 1, 1999, the Company had 12,889,999 shares of common stock issued and outstanding. Any substantial sale of the Company's common stock or even the possibility of such sales occurring may have an adverse effect on the market price of the Company's common stock.

     In addition, an aggregate of approximately 1,800,000 shares of the Company's common stock are reserved for issuance to employees, directors and consultants of the Company under the Company's option plan. Holders of the options when granted are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by the options. However, there can be no assurance that such options will be exercised. Further, while the Company's options are outstanding, the Company's ability to obtain additional financing on favorable terms may be adversely affected

The Company does not intend to pay dividends, which may adversely affect the value of the company's common shares.

     The Company has never paid a dividend to its shareholders. The Company intends to retain its cash for the continued development of its business and currently does not intend to pay cash dividends on the Common Stock in the foreseeable future. See "Dividend Policy."


Broker-dealers may be discouraged from effecting transactions in the Company's shares if they are considered penny stocks and are subject to the penny stock rules.

     Rules 15g-1 through 15g-9 promulgated under the Exchange Act impose sales practice and disclosure requirements on NASD brokers-dealers who make a market in "a penny stock." A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. The Company's shares are quoted on the OTCBB and on September 30, 1999, the high and low price quoted for its shares were $6.375 and $6.312 per share, respectively. Should the price of the Company's shares decline below $5.00 per share, they will be deemed penny stock for the purposes of the Exchange Act. The additional sales practice and disclosure requirements imposed upon brokers-dealers may discourage broker-dealers from effecting transactions in the Company's shares, which could severely limit the market liquidity of the shares and impede the sale of the Company's shares in the secondary market.

     Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor," generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse, must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.


The death care service industry is highly competitive, and the company cannot assure you that it will be able to compete effectively.

     The death care service industry is intensely competitive and rapidly evolving with the consolidation efforts of the Company's competitors. The Company's competitors are small independent death care service providers and large publicly traded companies, including Loewen which owns or operates more than 1,100 funeral homes and over 400 cemeteries in the United States, Canada and the United Kingdom, Service Corporation International, which operates more than 3,700 funeral service locations worldwide, and Stewart Enterprises, Inc., which owns and operates over 700 funeral homes and cemeteries worldwide. These competitors also offer cremation services that compete directly with the Company's services and products. The

Company also competes on the local basis to provide services in each community it serves with service providers that have established reputations and long histories of operations.

     The goal of the Company is to expand by acquiring additional cremation service providers in North America. In some cases, the Company may compete directly with Loewen, Service Corporation International and Stewart Enterprises to acquire cremation service providers. Each of these competitors have substantially greater financial and other resources than the Company, which may make it extremely difficult for the Company to acquire operations in the markets in which it intends to expand. The Company's inability to expand into new markets or effectively compete in existing markets may have a material adverse affect on the Company's business and results of operations.


The Company may encounter significant costs should its computer software and/or hardware fail to meet year 2000 compliance requirements.

     The "Year 2000" issue concerns the potential exposures related to the automated generation of business and financial misinformation resulting from the application of computer programs which have been written using two digits, rather than four, to define the applicable year of business transactions. The Company completed a review of the potential impact of Year 2000 issues and does not anticipate any significant costs, problems or uncertainties associated with becoming Year 2000 compliant. The Company's failure or failure of its third party suppliers, vendors or other service providers to adequately address the Year 2000 issue could result in misstatement of reported financial information or otherwise adversely affect the Company's business operations. See "Financial Information - Year 2000 Compliance."

ITEM 2.   SELECTED FINANCIAL INFORMATION

     Set forth below is certain selected combined financial and operating information of the Company for six month period ended June 30, 1999 and June 30, 1998, and the three years ended December 31, 1998, 1997 and 1996. The selected combined financial information is derived from the Company's combined financial statements for such periods. The information set forth below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Company's Combined Financial Statements and Notes thereto.

     The financial results for the years ended December 31, 1998, 1997 and 1996 include the acquisition by Neptune of America of its operating subsidiaries effective March 31,1999. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations" for additional information on the acquisition.

                                        SIX MONTHS ENDED
                                            JUNE 30                               YEAR ENDED DECEMBER 31
                                    ------------------------------    -----------------------------------------------
                                        1999             1998             1998             1997             1996
                                    ------------     ------------     ------------     ------------     ------------
                                      (in thousands, except per                (in thousands, except per share
                                         share information)                              information)
Revenue                              $  5,247         $ 4,076           $  8,438        $  9,757          $ 9,043

Gross Profit                         $  2,882         $ 1,918           $  3,586        $  5,095          $ 4,086

Net Income (Loss)                    $    934         $  (710)          $   (929)       $  1,424          $ 1,651

Net Income (Loss) per share,         $   0.08         $ (0.06)          $  (0.08)       $   0.12          $  0.14
basic and diluted


                                                  AT JUNE 30                          AT DECEMBER 31
                                                     1999                         1998               1997
                                       ---------------------------------     ---------------------------------
                                                (in thousands)                        (in thousands)
                                       ---------------------------------     ---------------------------------
Working Capital                                $      (9,890)                 $     187            $  1,517

Total Current Assets                           $       1,010                  $     835            $  2,008

Total Property and Equipment                   $         289                  $     218            $    267

Prearranged Cremation Contracts                $      32,710                  $  32,055            $ 30,172

Total Current Liabilities                      $      10,901                  $     647            $    491

Deferred Prearranged Cremations                $      32,710                  $  32,055            $ 30,172

Stockholders' equity                           $      10,209                 $    8,201            $  9,290

Management's Discussion and Analysis of Financial Condition and Results of Operations

     The Company sells prearranged cremation services and merchandise under contracts that provide for the delivery of the services at the time of death. Approximately 40% of the contract price is recognized as revenue by the Company at the time of entering into the contract to cover the cost of delivered merchandise and the contract procurement costs. The remaining 60% is recorded as deferred revenue on the Balance Sheet and recognized as income at the time of death or fulfillment.

     The portion of the revenue that is deferred, is placed in a trust fund to be administered by the Company and released at the time of death. This revenue plus trust earnings covers the cost of performing the services provided for in the contract. The market value of the amounts held in trust is disclosed as prearranged cremation contracts on the Balance Sheet.

     Commissions and direct marketing costs relating to the prearranged cremation services and merchandise sales are accounted for in the same manner as the revenue to which they relate. Where revenue is deferred, the same proportion of the commissions and direct marketing costs are deferred and disclosed as deferred contract procurement costs on the Balance Sheet. The costs are expensed in the period when the contract is fulfilled.

     In addition the Company performs cremations services for non-members on an At-Need basis. This revenue is recorded at the time of performing the service.

     Additional revenue earned by the Company includes a management fee up to a maximum of 4% of the trust funds on prearranged cremation contracts in California and an 8% finance charge on prearranged contracts purchased on an installments plan in California.

     The Company provides a full range of cremation services. In the State of California it operates the Heritage Crematorium located in Los Angeles which handles all of its cases in southern California. In Florida and New York cremations are contracted out to third party cremations. Volume and contracting costs dictate when it becomes economically feasible for the Company to establish its own crematorium in any given location.


Six Month Period Ended June 30, 1999 Compared to the Six Month Period Ended June 30, 1998:

Results of Operations

     Revenues

     Cremations  services  revenues were $4,091,433 for the 6 month period ended
June 30, 1999, compared to $3,523,889 for the same period in 1998, a 16% increase. The increase in revenues was primarily due to the California locations being fully operational in 1999. The Department of Consumer Affairs, Funeral and Cemetery Division closed these locations during March and April of 1998 pending an administrative proceeding. See Item 1 "Death Care Service

Industry Regulation." Revenue of $525,224 resulting from the liquidation of a merchandise trust fund included in the 1999 results is a non-recurring item.

     In California, the Company earns a management fee up to a maximum of 4% of the trust funds on Prearranged Cremations Contracts. In addition, the Company earns an 8% finance charge on Pre-Need contracts purchased on an installment plan. Revenues earned from these sources were $629,924 in 1999 compared to $551,877 in 1998, a 14% increase. The increase is attributable to a higher percentage of contracts sold on an installment basis and the increase in the value of the trust funds.

     Costs and Expenses, and Gross Profit

     Direct costs and expenses were $2,364,817 for the 6 month period ended June 30, 1999, compared to $2,158,242 for the same period in 1998, a 9.6% increase.

     The Gross profit percentage (excluding the non-recurring item) in 1999 is 49.9%, compared to 47.1% in 1998. The reduced margin in 1998 was a result of higher than normal direct costs due to the effect of contracting third party mortuaries for the fulfillment of its Pre-Need contracts during the period of closure in California.

     Other expenses

     General and administrative expenses were $838,248 for the 6 month period ended June 30, 1999, compared to $667,355 for the same period in 1998. The primary reasons for the increase in costs were reduced costs in 1998 when California operations were shut down and an increase in 1999 costs during the restructuring period.

     Depreciation and amortization has increased to $157,652 in 1999 from $26,565 in 1998 due to a charge of $144,187 to amortization of goodwill arising from The Neptune Society, Inc. acquiring the various limited partnership's and private corporations operating as the Neptune Society.

     Professional fees of $240,089 in the 6 month period ended June 30, 1999 and $368,635 in 1998 are not considered indicative of the Company's ongoing costs. The Company defending itself against proceedings by the Department of Consumer Affairs, Funeral and Cemetery Division incurred unusually high legal fees. All such proceedings and actions by the Department have now been settled. See Item 1 "Death Care Service Industry Regulation."

     During the period up to March 31, 1999 the business of the Neptune Society was operated as private companies and partnerships. As such the compensation of the principal shareholder and partner was discretionary. In the 3 month period to March 31, 1999 these costs amounted to $513,091 and in the 6 month period to June 30, 1998 $1,565,418. As of April 1, 1999 the consulting fee of the former principal shareholder is $333,333 per annum for three years. This cost is included in general and administrative expenses.

     Net Income

     Net income for the 6 month period ended June 30, 1999 was $933,641, compared to a loss of $710,449 for the corresponding period in 1998.


Fiscal 1998 Compared to Fiscal 1997

Results of Operations

     Revenues

     Cremation services revenues were $7,468,853 for the year ended December 31, 1998 compared to $8,838,854 in 1997, a 15.5% reduction. The reduction in revenues was primarily due to the California locations being closed by The Department of Consumer Affairs, Funeral and Cemetery Division during March and April of 1998 pending an administrative proceeding. See Item 1 "Death Care Service Industry Regulation." Revenues earned from Trust Fund management fees was $969,300 in 1998 compared to $918,000 in 1998, a 5.6% increase. The increase is attributable to the increase in the value of the trust funds.

     Costs and Expenses, and Gross Profit

     Direct costs and expenses were $4,851,956 for the year ended December 31, 1998, compared to $4,661,966 for the same period in 1997, a 4% increase. The gross profit percentage in 1998 is 42.5%, compared to 52.2% in 1997. The 1998 result is not considered a true representation of ongoing operations since the Company incurred an unusually high level of costs in honoring its Pre-Need contract fulfillment's by contracting the services out to third party mortuaries during the period of closure in California.

     Other expenses

     General and administrative expenses were $1,645,450 for the year ended December 31, 1998, compared to $1,584,750 for the same period in 1997, a 3.8% increase. Professional fees and penalties were $668,894 in the year ended December 31, 1998 and $245,033 the year ended December 31, 1997. The Company was forced to defend itself against proceedings by the Department of Consumer Affairs, Funeral and Cemetery Division in 1998 and incurred unusually high legal fees and penalties. All such proceedings and actions by the Department have now been settled. See Item 1 "Death Care Service Industry Regulation."

     During the years ended December 31, 1998 and 1997 the business of the Neptune Society was operated as private companies and partnerships. As such the compensation of the principal shareholder and partner was discretionary. In the year ended December 31, 1998 these costs amounted to $2,200,473 and in the year ended December 31, 1997 to $1,840,984.

     Net Income

     The loss for the year ended December 31, 1998 was $928,620, compared to net income of $1,424,121 for the year ended December 31, 1997.

Fiscal 1997 Compared to Fiscal 1996

Results of Operations

     Revenues

     Cremations services revenues were $8,838,854 for the year ended December 31, 1997 compared to $8,257,161 in 1996, a 7% increase. The increase in revenues was primarily due to increasing sales volume. Revenues earned from Trust Fund management fees was $918,000 in 1997 compared to $786,000 in 1997, a 16.8% increase. The increase is attributable to the increase in the value of the trust funds.

     Costs and Expenses, and Gross Profit

     Direct costs and expenses were $4,661,966 for the year ended December 31, 1997, compared to $4,957,001 for the same period in 1997. The gross profit percentage in 1997 is 52.2%, compared to 45.2% in 1996. The high level of direct costs adversely effected the 1996 gross margin.

     Other expenses

     General and administrative expenses were $1,584,750 for the year ended December 31, 1997, compared to $1,524,484 for the same period in 1996, a 3.9% increase. Professional fees and penalties were $245,033 in the year ended December 31, 1997 and $172,619 the year ended December 31, 1996. During the years ended December 31, 1997 and 1996 the business of the Neptune Society was operated as private companies and partnerships. As such the compensation of the principal shareholder and partner was discretionary. In the year ended December 31, 1997 these costs amounted to $1,840,984 and in the year ended December 31, 1996 to $737,556.

     Net Income

     The net income for the year ended December 31, 1997 was $1,424,121, compared to net income of $1,651,501 for the year ended December 31, 1996.

Liquidity and Capital Resources

     Equity Financings

     On January 19, 1999, the Neptune Society issued, on a private placement 2,000,000 common shares at a price of $0.10 per share. Attached to each share was four share purchase warrant for an aggregate issue of 8,000,000 share purchase warrants. Each share purchase warrant was exercisable into one common share in the capital of the Neptune Society at a price of $0.10 per share. These share purchase warrants were exercised on April 7, 1999. Total gross proceeds to the Neptune Society from the issue of the shares and the exercise of the share purchase warrants was $1,000,000.

     On July 22, 1999, the Neptune Society entered into a private placement Agency Agreement with Standard Securities Capital Corporation for the sale of 1,166,667 common shares in the capital of the Neptune Society at a price of $6.00 per share. On August 9, 1999, the Company issued 666,666 common shares pursuant to those certain subscription agreements (the "Subscription Agreements") for gross proceeds to the Neptune Society of $4,000,000. On October 12, 1999, the Company issued 223,333 common shares pursuant to the Subscription Agreements for gross proceeds to the Neptune Society of $1,340,000. The final 276,668 of the common shares subscribed for by the purchasers will be issued by the Neptune Society on or before January 31, 2000 for gross proceeds to the Neptune Society of $1,660,000. Standard Securities Capital Corporation was paid $140,000 on October 12, 1999 in connection with the transaction and will be paid a further $560,000 commission for the transaction on receipt of payment for the final issue by the Company from the subscribers. The Company initially agreed to provide the subscribers with certain rights with respect to these securities, including registration and reset rights, which were subsequently waived by the subscribers.

     The Company used $4,000,000 of the gross proceeds of the July 22, 1999 private placement to repay part of its promissory notes on August 11, 1999.

     Other Financings

     In consideration for the acquisition of the Neptune Group of Companies, the Company issued two promissory notes totaling $21,000,000, the terms of repayment of which is disclosed in the notes to the financial statements. Subsequent to June 30, 1999 the debt was reduced by $4,125,784. The Company is obligated to make a payment of $4,874,216 on January 3, 2000 and a payment of $10,000,000 on July 31, 2000 in connection with the promissory notes. The Company intends to procure the funds required to make the two payments by issuance of convertible debt and equity financing.

     On October 20, 1999, the Company executed a term sheet for the issuance of $5,000,000 Convertible Debenture at an interest rate of 6.5%. The debenture shall be convertible into 833,333 common shares of the Company upon the election of the investor at any time after nine months from issuance to five years. The financing is subject to due diligence and a fee of $100,000. The proceeds of the financings will be used to make the payment due on the promissory notes of $4,874,216 due on January 3, 2000.

     Cash flows from operating activities was $951,250 for the six month period ended June 30, 1999. The principal adjustments to net income in arriving at cash flow from operations is to add back depreciation and amortization of $157,652 and a deduction of $304,468 for the net increase in deferred contract procurement costs.

     Cash flows from financing activities were $22,318,195 for the six month period ended June 30, 1999. In 1999 financing was provided by way of Promissory Notes for $21,000,000 in relation to the purchase of the Neptune Group of Companies. Also, $1,000,000 was raised through the issuance of capital stock. Also, unsecured loans amounted to $509,520 at June 30, 1999.

     The Company expects adequate sources of funds to be available to finance its future operations through internally generated funds. Acquisitions will be financed by issuance of equity securities.

YEAR 2000 DISCLOSURE

     The terms "Year 2000 issue" and "Y2K issue" are general terms used to refer to the business implications of the arrival of the new millennium on operating and information systems and equipment. The Year 2000 issue arises with the change in century and the potential inability of information systems to correctly "rollover" dates to the new century. To save on computer storage space, many systems were programmed with a two-digit century (i.e. December 31, 1999 would appear as 12/31/99) assuming that all years would be part of the 20th century. On January 1, 2000, systems with this programming may default to 01/01/1900 instead of 01/01/2000, and calculations using or reporting the date may not be correct and errors may arise. To prevent this from occurring, information systems need to be updated to ensure they recognize the Year 2000.

     Not only can the millennium bug affect computers - it can also affect countless microprocessors that control systems, operations and equipment of other types, such as telecommunications equipment. A non-compliant system - in other words, a system that will be unable to correctly store, process and retrieve data after the Year 2000 - may shut down, confuse commands or, if it continues running, may make continual latent errors in data entry and organization.

     The Year 2000 problem generally includes any problem caused by (i) computer software incorrectly reading the date "01/01/00" as the year 1900 or another incorrect year; (ii) computer software incorrectly identifying a date in the year 1999 or any year after that; (iii) computer software failing to detect that the Year 2000 is a leap year; and (iv) any other computer software error that is directly or indirectly caused by the problems set forth in (i), (ii) or (iii) above.

     At the present stage of the Company's development and after reviewing the Company's dependence upon and the complexity of the Company's operating and information systems and equipment, management of the Company is of the view that the Y2K issue will not materially affect the Company's internal operations or information systems or equipment. The Company is unable to assess the Company's vulnerability to the state of readiness or the Y2K issue of third parties who are dealing or who may in the future deal with the Company, including suppliers, contractors and lenders. However, management of the Company is of the view that the Y2K issue will not prevent the Company from achieving its business objectives in the long term.

     To the date of this registration statement, the Company has prepared an inventory of its computer hardware, software and other electronic systems with a view to identifying those which may fail as a result of the change of the date, at midnight on December 31, 1999, to January 1, 2000 or as a result of the Year 2000 being a leap year. The Company has received oral and, in some cases, written notification from its engineers, consultants and third party service providers, that they have taken or are taking steps to ensure the integrity of their systems and of their ability to function on and after January 1, 2000. The Company believes these assurances to be accurate.

     The Company's ability to function normally would be most seriously impacted in the event of failure of its accounting and financial reporting system. To reduce the probability of such failure, the Company has recently (May 1999) upgraded its accounting hardware and software to the most recent version which, according to the manufacturer's latest Y2K disclosure, if fully Year 2000 compliant. The primary computer on which this software is lodged has also been upgraded and has been tested to ensure that it will not fail due to date changes. Results of in-house testing have satisfied management of the Company that its accounting and reporting system will not fail due to the date change either to January 1, 2000 or to February 29, 2000. As well, the Company's routine data back-up procedures will provide an additional margin of protection against such failure. Other computer systems upon which the Company relies for its day-to-day operations and reporting provide word processing and Internet access capabilities. Both the software utilized for these functions and the computers on which the software operates are relatively new and problems with them are not anticipated.

     The Company completed tests of each of its systems to ensure that they will not fail due to either of the above-noted date changes and has completed its Year 2000 review. The Company has also taken remedial action to ensure that all of its refrigeration units in its holding facilities will maintain working order in the event that there is a power outage on January 1, 2000 due to Year 2000 issues. The cost of Year 2000 compliance has been less than $10,000 to date as the Company currently maintains a majority of its records manually. The Company believes that its incremental costs to date and its anticipated future costs to upgrade systems to ensure that they will function normally in the year 2000 and beyond are not considered to be material. The Company anticipates that the maximum cost of upgrading or replacing its computer hardware and software, and of replacing telephone systems, so that all systems are Year 2000 compliant, would be less than $50,000. Management of the Company expects that the actual costs will be much lower than the maximum if such replacement is required.

     The Company will take such remedial action as is necessary to ensure that its systems and those of any suppliers upon which it relies meet the requirements for continued and uninterrupted operation into the year 2000 and thereafter. In the event of a worst case scenario, a complete failure of the Company's internal computer system and the failure of third party vendor systems, the Company intends to replace its internal systems and locate vendors who are Year 2000 compliant. The Company does not believe that a worst case scenario will have a material adverse affect on its business.


ITEM 3.   PROPERTIES

     The Company leases properties in eleven locations in California, Florida and New York. There are three sales offices in California, three in Florida, and two in New York. Two of the offices in Florida have adjoining chapels for funeral services. The Company also leases two properties for holding facilities, one of which also stores merchandise inventory and the other has the crematory. The Company also leases its corporate offices in Florida and Los Angeles. All of the Company's leases are on standard terms and conditions and the Company does not rely on any one lease for its continuing operations.

     The operations are currently concentrated at the following locations:


                   Summary of operational locations of Company

Location                      Operation
--------                      ---------
California
----------
Burbank -Corporate            Administration and operations headquarters
Burbank                       At-Need sales and administrative office
San Pedro                     Pre-Need/At Need sales and administrative office
Santa Barbara                 Pre-Need/At-Need sales and administrative office
Los Angeles - Heritage        Holding facility, crematory and viewing room
Ventura                       Holding facility and inventory warehouse
San Bernardino                Inventory warehouse

Florida
-------
Miami                         Pre-Need/At-Need sales and administrative office
                                and chapel
Fort Lauderdale               Pre-Need/At-Need sales and administrative office
                                and chapel
St. Petersburg                Pre-Need/At-Need sales and administrative office

New York
--------
Long Island Westchester       At-Need sales and administrative office
Westchester                   At-Need sales and administrative office


ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The Company is not, to the best of its knowledge, directly or indirectly owned or controlled by another corporation or foreign government.

     The following table sets forth the Company's principal (more than 5%) stockholders as of November 1, 1999:

Title of Class                  Identity of Person           Number of Shares Owned       Percent of Class(1)
                                    or Group
--------------                  ------------------           ----------------------       -------------------
Common                          CCD Commerce Consulting            990,000                       7.8%
Common                          Officers and Directors             935,027 (2)(3)               13.8%


(1)  Based on 12,889,999 issued and outstanding shares.
(2)  Directors and named executive officers, as a group, as of November 1, 1999.
(3)  Includes 62,500 common shares issuable upon exercise of warrants.

The following table sets forth the stockholdings, direct and indirect, of the Company's directors and named executive officers as of November 1, 1999:


Name of Director/Officer
   or Key Employee                                Number of Common Shares Owned
------------------------                          -----------------------------
Suzanne L. Wood                                   15,000
Gary R. Loffredo                                  None
Gary I. Harris                                    None
Marco P. Markin                                   250,000
Peter Campbell                                    None
Emanuel Weintraub(1)                              588,424
Jill Schulman                                     81,603(2)
Larry Miller                                      None

(1) Former CEO and President of the Neptune Group of Companies prior to the acquisition by The Neptune Society. Mr. Weintraub is now a consultant for the Company.
(2) This includes 62,500 common shares issuable on exercise of warrants. See "Certain Relationships and Related Transactions."

     The Company has no knowledge of any arrangements, including any pledge by any person of securities of the Neptune Society, the operation of which may at a subsequent date result in a change in control of the Company.


ITEM 5.   DIRECTORS AND EXECUTIVE OFFICERS

     The following table set forth certain information with respect to the current directors, executive officers and key employees of the Company. The term for each director and officer expires in October 2000. The ages of the directors, executive officers and key employees are shown as of November 1, 1999.

                                                                                Director/
Name                         Position with the Company                      Officer Since          Age
----                         -------------------------                      -------------          ---
Marco P. Markin              President, CEO and Director of each of           June 1999            35
                             The Neptune Society, Inc.,
                             The Neptune Society of America, Inc.
                             (since October 1999) and Neptune
                             Management Corp. (since  June 1999)

Suzanne L. Wood              Secretary, Treasurer and Director of each        December 1998        42
                             of The Neptune Society, Inc. (since
                             December 1998) and The Neptune Society
                             of America, Inc. (since October 1999)

Gary R. Loffredo             Director of  both The Neptune Society, Inc.      October 1999         38
                             (since October 1999) and Neptune Management
                             Corp. (since April 1999); President and
                             Director of Heritage Alternatives Inc.
                             (since April 1999)

Gary I. Harris               Director of The Neptune Society, Inc.            October 1999         58

                                                                                Director/
Name                         Position with the Company                      Officer Since          Age
----                         -------------------------                      -------------          ---
Peter Campbell               Chief Financial Officer of The Neptune           June 1999            43
                             Society, Inc. (since June 1999), The
                             Neptune Society of America, Inc.
                             (since October 1999) and Neptune
                             Management Corp. (since June 1999)

Jill Schulman                Vice President (since February 1991),            February 1991        50
                             Secretary (since February 1996) and
                             Director (since February 1992) of
                             Neptune Management Corp.

Larry Miller                 Senior Vice President of Sales of Neptune        June 1999            53
                             Management Corp.

Karen Melius                 Vice President of Neptune Management Corp.       April 1999           62

Hara Ahrens                  Vice President of Neptune Management Corp.       February 1990        41

Reginald Duran               Secretary and Director of Heritage               June 1999            58
                             Alternatives, Inc.


     Marco P. Markin - Mr. Markin joined the Company full time as the Company's President and CEO in September 1999. From November 1995 to September 1999 Mr. Markin was the Executive Vice President of TPP Management Inc., a Vancouver, Canada based private investment company focusing on merchant banking, securities and real estate holdings. Prior to that time, from January 1987 to October 1992 Mr. Markin founder and the CEO of Markin Development Group, a real estate development company of multi family apartment buildings and commercial offices. In September 1992, Mr. Markin co-founded a direct marketing company in Canada that was sold to the Financial Post, one of Canada's national financial newsmagazines.

     Suzanne L. Wood - Since 1986, Ms. Wood has been the founder and President of Wood & Associate, a Vancouver, Canada based business that provides corporate management services to private and public companies. After graduating with a Masters of Arts degree from the University of British Columbia in Vancouver, Canada in 1980, Ms. Wood joined Revenue Canada Taxation and worked primarily in the Business Audit Division. Ms. Wood is currently a director of Genetronics Biomedical Ltd., a company listed on The American Stock Exchange and the Toronto Stock Exchange.

     Gary R.  Loffredo  - Since  November  1998,  Mr.  Loffredo  has  been  Vice
President of Investment Banking for Banking for BG Capital Group. BG Capital Group is a venture capital and merchant banking firm with offices in Florida and Canada. Prior to joining BG Capital, Mr. Loffredo began his career at Lehman Brothers in New York and Miami where he worked for 12 years. In April 1997, he founded and served as President for a construction company based in Florida. Mr. Loffredo majored in finance, graduating from the University of South Carolina with a Bachelor of Science Degree in 1984.

     Gary I. Harris - Since December 1985, Mr. Harris has been Senior Vice-President in charge of the print division at T.V. Fanfare Publication, an international advertising company. He attended both the University of Toledo and New York University.

     Peter Campbell - In 1978, Mr. Campbell obtained his Bachelor of Commerce from N.S.W. Institute of Technology in Sydney, Australia. He was admitted as an Associate Member of the Canadian Institute of Chartered Accountants in 1990. Since August 1996, Mr. Campbell has operated a private practice providing accounting, managerial and administrative services to a variety of public and private corporations. Prior to that and from August 1993 to July 1996, He was the Corporate Controller for John Fluevog Shoes Ltd., a manufacturer wholesaler and retailer of fashion footwear.

     Emanuel Weintraub - Mr. Weintraub holds a Bachelor of Science Degree from the University of New York and in 1973, he founded the Neptune Society. Since that time has been in the funeral and cremation services business. Mr. Weintraub is a former President and CEO of the Neptune Group of Companies prior to the acquisition by The Neptune Society. Mr. Weintraub is now a consultant to the Company.

     Jill Schulman - Ms. Schulman joined the Neptune Society in May 1992 and in January 1993 obtained her California Funeral Director's license. She has a Bachelor of Arts degree from U.C.L.A. Ms. Schulman is responsible for the administrative aspects of the Company's business.

     Larry Miller - Mr. Miller was appointed to Senior Vice President of Sales of Neptune Management Corp. in January 1992. Mr. Miller holds a Bachelor of Arts degree form Rice University in Houston, Texas and a California Funeral Director's License.

     Karen Melius - Mrs. Melius is the Vice President Operations, New York. She joined the Neptune Group of Companies in June 1982. Mrs. Melius has a Mortuary of Science degree from the State University of New York at Farmingdale and has a New York State Funeral Director's License.

     Hara Ahrens - Mr. Ahrens is the Company's Vice-President of Operations, Florida. He has been with the Neptune Group of Companies since September 1982. Mr. Ahrens has a Bachelor of Arts degree from St. Thomas University in Miami, post graduate education from Miami-Dade School of Mortuary Science, Funeral Director and Embalmer License in Florida and National Board Certification through the Funeral Service Examining Board of United States, Inc. Mr. Ahrens is a member of both the Broward County Funeral Directors Association and the National Funeral Directors Association.

     Reginald Duran - Mr. Duran is the Company's Vice President of Operations, California. Mr. Duran currently is the Executive Officer of the Association of California Cremationists and Oversight Manager at the Heritage Crematorium. He has been with the Company since March 1998. Mr. Duran is also the owner and President of D&B Provisions, Inc., company that sells cremation products to mortuaries and crematorium. Mr. Duran received certification for the State of California as Crematorium Manager and holds a California Funeral Director's License.

     No executive officers or key employees of the Company who are related by blood, marriage or adoption to any director or other executive officers of Neptune Society except for Jill Schulman whose father is Emanuel Weintraub.

     There are no arrangements or understanding between any executive officer of Neptune Society and any other person pursuant to which the executive officer was selected to serve as an executive officer of Neptune Society.

ITEM 6.   EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth compensation paid to each of the individuals who were the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "named executives officers") for the fiscal year ended December 31, 1998 and the estimated compensation to be paid to such named executive officers for the fiscal year ended December 31, 1999. The determination as to which executive officers were most highly compensated was made with reference to the amounts required to be disclosed under the "Salary" and "Bonus" columns in the table.

Name and Principal                                                             Other Annual
     Position                     Year           Salary          Bonus          Compensation
---------------------------- --------------- --------------- -------------- ---------------------
Marco Markin                      1999(4)        $40,000          nil                  nil
President, CEO and
Director of  The Neptune
Society, Inc.,
Neptune Society of
America, Inc. and Neptune
Management Corp.


Suzanne Wood                      1999(3)            nil          nil                  nil
Former CEO, President, and
Director of The Neptune
Society, Inc.


Emanuel Weintraub,                1999(1)(2)         nil          nil             $771,467
Consultant to Neptune             1998(1)(2)         nil          nil           $2,208,849
Society of America, Inc.

Jill Schulman                     1999           $92,000          nil                  nil
Vice President, Secretary         1998           $92,000          nil                  nil
and Director Neptune
Management Corp.

Larry Miller                      1999          $144,000          nil                  nil
Senior Vice President of          1998          $136,000          nil                  nil
Sales Neptune Management
Corp.

(1) Mr. Weintraub is a former President and CEO of the Neptune Group of Companies prior to the acquisition by the Neptune Society (see Item 1 "History of the Neptune Society").

(2) In 1998, Mr. Weintraub received, directly or indirectly, $2,128,473 for management fees, $72,000 in payment of legal fees for personal business and $8,376 for personal use of automobile. In 1999, the Company expects to pay Mr. Weintraub, directly or indirectly, $513,091 for management fees, $250,000 for consulting services and $8,376 for personal use of automobile.

(3) Ms. Wood was appointed President and Director on December 28, 1998 and was paid no compensation for 1998 and is not expected to be paid any compensation in 1999.


(4) Mr. Markin was appointed as an Officer and Director of Neptune Society's subsidiary companies in April 1999. He was appointed as the Neptune Society's President and CEO in October 1999 at an annual salary of $120,000 per year.


Options and Stock Appreciation Rights ("SARs")

     The Company did not grant any stock options or SARs during the most recently completed fiscal year.

Aggregated Option/SAR Exercises in Last Fiscal Year- and Fiscal Year-End Option/SAR Values

     There were no stock options or SARs exercised during the last fiscal year-end and there were no unexercised options or SARs at December 31, 1998.

Long Term Incentive Plans

     The Company did not make any long-term incentive awards during the most recently completed fiscal year.

Defined Benefit or Actuarial Plan Disclosure

     The Company does not provide retirement benefits for the directors or officers.

Compensation of Directors

     The Directors of the Company received no compensation for the fiscal year ended December 31, 1998 and are not expected to receive any compensation for the fiscal year ended December 31, 1999.

Employment  Contracts  and  Termination  of  Employment  and   Change-In-Control
Arrangements

     The Company does not have any employment contracts with any of the named executive officers.

Report on Repricing of Options/SARs

     The Company did not have any options or SARs outstanding during the most recently completed fiscal year.

Compensation Committee

     The Company had no compensation committee (or other board committee performing equivalent functions) during the last completed fiscal year. Emanuel Weintraub, the former

President and CEO of the Neptune Group of Companies, solely determined the compensation of the directors and executive officers during the last completed fiscal year.

     The entire board of directors, elected in October 1999, will act as the compensation committee for the fiscal year 1999.

Incentive Stock Option Plan

     On October 8, 1999, the Company's shareholders approved the 1999 Stock Option Plan (the "Option Plan") as approved by the Board of Directors on June 1, 1999. The Option Plan provides for the grant of incentive and non-qualified options to purchase up to one million, eight hundred thousand (1,800,000) shares of Common Stock to employees of the Company and such other persons as the Plan Administrator (which currently is the Board of Directors) may select. The Plan is intended to help attract and retain key Company employees and such other persons as the Plan Administrator may select and to give such persons an equity incentive to achieve the objectives of the Company's shareholders.

     Incentive stock options may be granted to any individual who, at the time the option is granted, is an employee of the Company or any related corporation. Non-qualified stock options may be granted to employees and to such other persons as the Plan Administrator may select. The Plan Administrator fixes the exercise price for options in the exercise of its sole discretion, subject to certain minimum exercise prices in the case of Incentive Stock Options. The exercise price may be paid in cash, certified check or cashier's check. Options will not be exercisable until they vest according to a vesting schedule specified by the Plan Administrator at the time of grant of the option.

     Options are non-transferable except by will or the laws of descent and distribution. With certain exceptions, vested but unexercised options terminate upon the earlier of: (i) the expiration of the option term specified by the Plan Administrator at the date of grant (generally ten years; or, with respect to Incentive Stock options granted to greater-than ten percent shareholders, a maximum of five years); or (ii) the expiration of ninety (90) days from the date of an employee optionee's termination of employment with the Company or any related corporation for any reason whatsoever. Unless accelerated in accordance with the Plan, unvested options terminate immediately upon termination of employment of the optionee by the Company for any reason whatsoever, including death or disability.

     As of November 1, 1999, the Company has not granted any stock options under the Option Plan.


ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Except for the transactions described below, none of the directors, senior officers or principal shareholders of the Company, nor any associate or affiliate of the foregoing have any interest, direct or indirect, in any transaction, from January 1, 1998 to date of this Form 10, or in any proposed transactions which has materially affected or will materially affect the Company.

     Reginald Duran, Secretary and Director of Heritage Alternatives, Inc. is the owner of D&B Provisions, Inc., a company that is in the business of selling cremation products to mortuaries and crematoriums. From January 1, 1999 to November 1, 1999, the Company made purchases of $2,886 from D&B Provisions, Inc. ($nil in 1998). Further, the Company has purchased from January 1, 1999 to November 1, 1999, a total of $17,384 ($nil in 1998) in maintenance services from All Furnace Corporation, a company controlled by Mr. Duran's brother.

     On January 19, 1999, Suzanne Wood, one of the Company's directors and a former President of the Company, purchased on a private placement basis, a total of 15,000 common shares and 60,000 share purchase warrants in the capital of the Neptune Society for $1,500. Ms. Wood subsequently disposed of the 60,000 share purchase warrants.

     Also on January 19, 1999, Gary Loffredo, one of the Company's directors and the President of Heritage Alternatives Corp., purchased on a private placement basis, as total of 100,000 shares and 400,000 share purchase warrants in the capital of the Neptune Society for $10,000. Mr. Loffredo subsequently disposed of all of the 100,000 common shares and all of the 400,000 share purchase warrants.

     On January 19, 1999, Marko Markin, the Company's President, CEO and a director, purchased, directly or indirectly, on a private placement basis, a total of 250,000 common shares and 1,000,000 share purchase warrants in the capital of the Neptune Society for $25,000. Mr. Markin subsequently disposed of the 1,000,000 share purchase warrants.

     Effective March 31, 1999, the Company acquired, indirectly, from Emanuel Weintraub the Neptune Group of Companies. In connection with the acquisition, Mr. Weintraub received, directly and indirectly, a total of $583,132; 588,426 common shares in the capital of the Neptune Society and $11,079,514 by way of promissory note of which $656,531 was paid on August 7, 1999.

     In addition, Mr. Weintraub was paid a further $2,000,000 by promissory note on March 31, 1999 of which $55,555.55 was paid monthly from and including August to October 1999. The Company will continue to pay Mr. Weintraub $40,000 per month with a balloon payment of $497,777.60 plus interest at the rate of 9% per annum calculated as simple interest to accrue monthly from and after August 31, 1999 on March 31, 2002.

     Ms. Jill Schulman, Mr. Weintraub's daughter and Vice President of Neptune Management Corp. received, in connection with the Company's acquisition of the Neptune Group of Companies, a total of $19,652; 19,103 common shares in the capital of the Neptune Society and $373,391 by way of promissory note of which $176,865 was paid on August 7, 1999.

     On August 1, 1999, the Company issued 275,000 share purchase warrants in consideration for, amongst others, Emanuel Weintraub renegotiating the terms of repayment of the promissory notes issued in consideration for the acquisition of the Neptune Group of Companies. A total of 250,000 of the share purchase warrants were issued to Mr. Weintraub's daughter's and in particular, Ms. Jill Schulman, the Vice President of Neptune Management Corp., received 62,500 share purchase warrants. See "History of the Neptune Society."

     Also in connection with the acquisition of the Neptune Group of Companies from, amongst others, Mr. Weintraub, the Company entered into a consulting agreement with Mr. Weintraub for three years and at $333,333 per year. See "History of the Neptune Society."


ITEM 8.   LEGAL PROCEEDINGS

     The Company's operations are subject to numerous environmental laws, regulations and guidelines adopted by various governmental authorities in the jurisdictions in which the Company operates. Liabilities are recorded when environmental liabilities are either known or considered probable and can be reasonably estimated. The Company's policies are designed to control environmental risk upon acquisition through extensive due diligence and corrective measures taken prior to acquisition. The Company believes environmental liabilities to be immaterial individually and in the aggregate.

     The Company is party to other legal proceedings in the ordinary course of its business but does not expect the outcome of any of other proceedings, individually or in the aggregate, to have a material adverse effect on the Company's financial position, results of operations or liquidity.

ITEM 9 MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     On August 26, 1998, the common shares of the Neptune Society were listed under its former name Lari Corp. on the NASD OTC Bulletin Board under the symbol "LREE". On May 3, 1999, Lari Corp. changed its name to The Neptune Society, Inc. and on May 4, 1999, the symbol was changed to "NPTN".

     The high and low bid quotations of the Company's common stock on the NASDAQ OTC Bulletin Board for each of the quarterly periods since August 26, 1998 were as follows:

Period                                             High              Low
------                                             ----              ---
1998
Third Quarter                                         -                 -
Fourth Quarter                                     6.14              6.14

1999
First Quarter                                    6.0625            6.0625
Second Quarter                                     6.75             6.437
Third Quarter                                     6.375             6.312

     The above quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

     As of September 30, 1999, the high and low bid quotation for the Company's common shares was $6.375 and $6.312, respectively.

     As at September 10, 1999, the Company had 61 registered shareholders.

     The declaration of dividends on the shares of the Company is within the discretion of the Company's board of directors and will depend upon the assessment of, among other factors, earnings, capital requirements and the operating and financial condition of the Company. At the present time, the Company anticipates that all available funds will be invested to finance the growth of its business.


ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

     On January 19, 1999, the Company issued 2,000,000 shares of the Company's common stock and 8,000,000 share purchase warrants for $0.10 per share to raise $200,000. Each share purchase warrant was exercisable to acquire one share of the Company's common stock at $0.10 per share. The shares were issued to the following private investors: BG International Capital Group Inc., Muir Woods Investments Group IBC, Suzanne L. Wood, Robert D. Genovese, Vancouver
International Polo Inc., Rodney L. Lozinski, Michele N. Marrandino, Gary Loffredo, Igor J. Otetchestvennyi, Carolyn D. Keene, Bang Mui Tran, Richard A. Achron, J. Keith Thompson, Coreena L. Hansen, Janis D. Douville, Gloria M. Lozinski, Cynthia F. Clagget, TPP Management Inc., Michael A. Kirsh, Michael W. Robison, Brian D. Gruson, Columbia Pacific Ventures Inc., and KM Lifestyles Enterprise Inc. These warrants were exercised on April 7, 1999. The offering was not underwritten. This sale was exempt from registration in reliance upon Rule 504 under Regulation D promulgated under the Securities Act. The aggregate offering price did not exceed $1,000,000, and the offering was otherwise in compliance with Rules 501 and 502 promulgated under the Securities Act.

     On April 7, 1999, the Company issued 8,000,000 shares of the Company's common stock for $0.10 per share to raise $800,000 pursuant to the exercise of the 8,000,000 share purchase warrants issued by the Company on January 19, 1999. Each share purchase warrant was exercisable to acquire one share of the Company's common stock at $0.10 per share. These warrants were exercised on April 7, 1999. The shares were issued to the following private investors: Swiss Overseas Finance Company Ltd., Turf Holdings Ltd., CCD Commerce Consulting, Hapi Handels-und, Partner Marketing AG, Seloz Gestion & Finance SA, Otto Zimmerli, Noreldin Siam, UK Menon, and Muir Woods Investment Group IBC. The offering was not underwritten. This sale was exempt from registration in reliance upon Rule 504 under Regulation D promulgated under the Securities Act. The offering was made in compliance with the definitions set forth in Rule 501 and certain applicable general conditions set forth in Rule 502, including (i) limiting the aggregate amount of all offerings made within six months before the start of the offering and six months after the completion of the offering to $1,000,000 and
(ii) taking reasonable measures to assure the that purchasers were not underwriters by making reasonable inquiry to determine that the investor was acquiring the securities for his or her own account without a view towards distribution. The Company filed a Form D notice of sale with the Securities and Exchange Commission within 15 days after the first sale.

     On May 7, 1999, the Company issued 1,000,000 shares of the Company's common stock. The shares were issued in consideration of all the issued and outstanding shares and limited partnership units of the Neptune Group of Companies. See "Item 1. Description of Business - History of the Neptune Society." The shares were issued in reliance upon an exempt from registration under Rule 506 of Regulation D promulgated under the Securities Act. The offering was made in compliance with the definitions set forth in Rule 501 and certain applicable general conditions set forth in Rule 502. The Company filed a Form D notice of sale with the Securities and Exchange Commission within 15 days after the first sale.

     On May 7, 1999, the Company issued a promissory note in the amount of $2,000,000 to Emanuel Weintraub Inter Vivos Trust. The promissory note was issued in consideration of all the issued and outstanding shares of the Neptune Group of Companies. See "Item 1. Description of Business - History of the Neptune Society." The promissory note was issued in reliance upon an exempt from registration under Rule 506 of Regulation D promulgated under the Securities Act. The offering was made in compliance with the definitions set forth in Rule 501 and certain applicable general conditions set forth in Rule 502. The Company filed a Form D notice of sale with the Securities and Exchange Commission within 15 days after the first sale.

     On May 7, 1999, the Company issued a promissory note in the amount of $19,000,000. The promissory note was issued in consideration of all the issued and outstanding shares and limited partnership units of the Neptune Group of Companies. See "Item 1. Description of Business - History of the Neptune Society." The shares were issued in reliance upon an exempt from registration under Rule 506 of Regulation D promulgated under the Securities Act. The offering was made in compliance with the definitions set forth in Rule 501 and certain applicable general conditions set forth in Rule 502. The Company filed a Form D notice of sale with the Securities and Exchange Commission within 15 days after the first sale.

     Pursuant to an agency Agreement dated July 22, 1999, the Company issued 666,666 shares of the Company's common stock at $6.00 per share to raise $4,000,000 on August 9, 1999 and 223,333 shares at $6.00 per share for gross proceeds of $1,340,000 on October 12, 1999. This offering was made to the following non-U.S. Persons, outside the United States: Private Investments Company Ltd., Turf Holding Ltd., CCD Commerce Consulting, Partner Marketing AG, Otto Zimmerli, and UK Menon. The shares were issued in reliance upon an exempt from registration pursuant to Regulation S promulgated under the Securities Act. The Company paid Standard Securities Capital Corporation an agency fee of $140,000 on October 12, 1999, and will pay a further fee of $560,000 upon the final issuance of 276,668 shares at $6.00 per share on or before January 31, 2000.

     On August 18, 1999, the Company issued warrants exercisable to acquire 275,000 shares of the Company's common stock at $6.00 per share. The Company issued the warrants to certain debt holders in consideration for amending the terms of repayment of debt and interest. The Company issued the warrants to the following accredited investors: Jill Schulman, Linda Stark, Nancy Leferman and Stanley Zicklin. The warrants were issued in reliance upon an exempt from registration under Rule 506 of Regulation D promulgated under the Securities Act. The offering was made in compliance with the definitions set forth in Rule 501 and certain applicable general conditions set forth in Rule 502. The Company filed a Form D notice of sale with the Securities and Exchange Commission within 15 days after the first sale.


ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     The Company's authorized capital consists of 50,000,000 common shares with par value of $0.001 per share of which 12,889,999 common shares were issued as of November 1, 1999.

     All shares of common stock are of the same class and have the same rights, preferences and limitations. Holders of shares of common stock are entitled to receive dividends in cash, property or shares when and if dividends are declared by the Company's Board of Directors out of funds legally available therefor. There are no limitations on the payment of dividends. A quorum for a general meeting of shareholders is one shareholder entitled to attend and vote at the meeting who may be represented by proxy and other proper authority, holding at least a 33-1/3% of the outstanding shares of common stock. Holders of shares of common stock are entitled to one vote per share of common stock. Upon any liquidation, dissolution or winding up of the Company's business, if any, after payment or provision for payment of all of the Company's debts, obligations or liabilities shall be distributed to the holders of shares of common stock. There are no pre-emptive rights, subscription rights, conversion rights and redemption provisions relating to the shares of common stock and none of the shares of common stock carry any liability for further calls.

     The rights of holders of shares of common stock may not be modified other than by vote of majority of the shares of common stock voting on such modification. Because a quorum for a general meeting of shareholders can exist with one shareholder (proxy-holder) personally present, the rights of holders of shares of common stock may be modified by less than a majority of the issued shares of common stock.

     The declaration of dividends on the shares of the Company is within the discretion of the Company's board of directors and will depend upon the assessment of, among other factors, earnings, capital requirements and the operating and financial condition of the Company. At the present time, the Company anticipates that all available funds will be invested to finance the growth of its business.


ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to the bylaws of the Neptune Society, the Company shall indemnify all officers and directors of the Company for such expenses and liabilities, in such manner, under such circumstances to such extent as permitted by the Florida Business Corporation Act, Section 607.0850, as now enacted or hereafter amended. Unless otherwise approved by the board of directors of the Company, the Company shall not indemnify any employee of the Company who is not otherwise entitled to indemnification pursuant to the Company's bylaws.

     Florida law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, that is, one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     The Company's Articles of Incorporation and Bylaws also contain provisions stating that no director shall be liable to us or any of the Company's stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Florida law (for unlawful payment of dividends, or unlawful stock purchases or redemptions) or (4) a transaction from which the director derived an improper personal benefit. The intention of the foregoing provisions is to eliminate the liability of the Company's directors or the Company's stockholders to the fullest extent permitted by Florida law.


ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     Not Applicable.


ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     During the two most recent fiscal years or the subsequent interim period, the Company has had no changes in or disagreements with its accountants on accounting and financial disclosure.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

     (a)  Financial Statements


     The following financial statements and related schedules are included in this Item:

          Consolidated Balance Sheet for 6 month period ended June 30, 1999

          Consolidated Statement of Income for 6 month period ended June 30, 1999 and 1998

          Consolidated Statement of Cash Flows for 6 month period ended June 30, 1999 and 1998

          Consolidated Statement of Stockholders' Equity for 6 month period ended June 30, 1999

          Report of Independent Auditors

          Combined Balance Sheets as of December 31, 1998 and 1997

          Combined Statements of Income (Operations) for years ended December 31, 1998, 1997 and 1996

          Combined Statements of Stockholders' Equity for years ended December 31, 1998, 1997 and 1996

          Combined Statements of Cash Flows Increase (Decrease) in Cash and Cash Equivalents for years ended December 31, 1998, 1997 and 1996

          Notes to Combined Financial Statements Years Ended December 31, 1998 and 1997

     (b)  Exhibits

Exhibit
 Number        Description
-------        -----------

  3.1          Articles of Incorporation of L R Associates,  Inc., filed January
               4, 1985

  3.2 Articles of Amendment of L R Associates, Inc. changing name to Lari Corp., filed August 3, 1998

  3.3 Articles of Amendment of Lari Corp. changing name to The Neptune Society, Inc., filed April 26, 1999

  3.4          Bylaws of The Neptune Society, Inc.

 10.1          Form of Stock Option Plan

Exhibit
 Number        Description
-------        -----------

 10.2 Share Purchase Agreement dated for reference March 26, 1999 by and between Lari Acquisition Company, Inc., Emanuel Weintraub Inter Vivos Trust, Emanuel Weintraub, Neptune Management Corp., Heritage Alternatives, Inc., Neptune Pre-Need Plan, Inc. and Lari Corp.

 10.3 Share Purchase Agreement dated March 31, 1999 by and between Lari Acquisition Company, Inc., Lari Corp. and Stanley Zicklin

 10.4 Share Purchase Agreement dated March 31, 1999 by and between Lari Acquisition Company, Inc., Lari Corp. and Jill Schulman

 10.5 Agreement dated August 1, 1999 by and between Lari Acquisition Company, Inc., The Neptune Society, Inc. and Stanley Zicklin

 10.6 Agreement dated August 1, 1999 by and between Lari Acquisition Company, Inc., The Neptune Society, Inc., Emanuel Weintraub and Emmanuel Weintraub Inter Vivos Trust

 10.7 Interest Purchase Agreement dated for reference March 31, 1999 by and between Neptune Management Corp. Lari Corp., Lari Acquisition Company, Inc. and the limited partners of Neptune-Los Angeles, Ltd., Neptune-Santa Barbara, Ltd., Neptune-Miami, Ltd., Neptune-St. Petersburg, Ltd., Neptune-Ft. Lauderdale, Ltd., Neptune-Nassau, Ltd., Neptune-Westchester, Ltd.

 10.8 Interest Purchase Agreement dated for reference March 31, 1999 by and between Heritage Alternatives, Inc., Lari Corp., Lari Acquisition Company, Inc. and the limited partners of Heritage Alternatives, L.P.

 10.9 Consulting Agreement dated March 31, 1999 by and between Lari Acquisition Company, Inc. and Emanuel Weintraub

 10.10 Amendment to Consulting Agreement dated August 1, 1999 by and between Lari Acquisition Company, Inc. and Emanuel Weintraub

 10.11         $19,000,000   Promissory  Note  dated  March  31,  1999  by  Lari
               Acquisition Company, Inc.

 10.12 Amendment to $19,000,000 Promissory Note dated August 1, 1999 by Lari Acquisition Company, Inc. in favor of Emanuel Weintraub Inter Vivos Trust

Exhibit
 Number        Description
-------        -----------

 10.13         $2,000,000   Promissory   Note  dated  March  31,  1999  by  Lari
               Acquisition Company, Inc.

 10.14 Amendment to $2,000,000 Promissory Note dated August 1, 1999 by Lari Acquisition Company, Inc. in favor of Emanuel Weintraub Inter Vivos Trust

 10.15 Pre-Need Trust Agreement dated October 1, 1993 by and between Neptune Management Corp. and Sunbank/South Florida, N.A.

 10.16 Asset Purchase Agreement dated March 31, 1992 by and between Heritage Cremation Services, Inc., Joseph Estephan, Elie Estephan and Emanuel Weintraub

 10.17         Form of Commissioned Contractor Agreement

 10.18         Agency Agreement dated for reference July 22, 1999 by and between
               The  Neptune  Society,   Inc.  and  Standard  Securities  Capital
               Corporation

 10.19         Amendment to Agency Agreement dated August 5, 1999 by and between
               The  Neptune  Society,   Inc.  and  Standard  Securities  Capital
               Corporation

 10.20         Form of Subscription Agreement

 10.21         Form of Registration Rights Agreement

 21.1          List of Subsidiaries of the Registrant

 27.1          Financial Data Schedule

                            The Neptune Society, Inc.
                       Consolidated Financial Statements -
               For the 6 Month Period Ended June 30, 1999 and 1998
                                   (Unaudited)



                           Consolidated Balance Sheet
                        Consolidated Statement of Income
                      Consolidated Statement of Cash Flows
                       Consolidated Stockholders' Equity
                        Notes to Consolidated Statements

THE NEPTUNE SOCIETY, INC.
CONSOLIDATED BALANCE SHEET


------------------------------------------------------------------------------------------------------------
                                                                          June 30,            December 31,
                                                                            1999                   1998
                                                                       (Unaudited)
------------------------------------------------------------------------------------------------------------
Assets
Current assets:
Cash and cash equivalents                                                  $ 818,221              $ 612,370
Accounts receivable                                                          156,372                217,265
Other                                                                         35,475                  4,924
------------------------------------------------------------------------------------------------------------
Total current assets                                                       1,010,068                834,559
------------------------------------------------------------------------------------------------------------
Prearranged cremation contracts                                           32,710,084             32,055,280
Property and equipment, at cost (net)                                        289,157                218,450
Deferred contract procurement costs                                        8,059,197              7,754,729
Goodwill and other intangibles (net)                                      22,975,789                 40,554
------------------------------------------------------------------------------------------------------------
                                                                        $ 65,044,295           $ 40,903,572
------------------------------------------------------------------------------------------------------------
Liabilities & Stockholders' Equity
Current Liabilities:
Accounts payable and accrued liabilities                                   $ 582,508              $ 647,468
Due to former owner                                                          335,787                      -
Income taxes payable                                                         141,842                      -
Loans payable                                                                173,733                      -
Current portion of long-term debt                                          9,666,667                      -
------------------------------------------------------------------------------------------------------------
Total current liabilities                                                 10,900,537                647,468
------------------------------------------------------------------------------------------------------------
Long-term debt                                                            11,167,008                      -
Deferred income taxes                                                         57,200                      -
Deferred prearranged cremation contract revenues                          32,710,084             32,055,280
Stockholders' equity:
Common stock, $.001 par value, 50,000,000 shares
authorized, 12,000,000 shares issued and outstanding                          24,200                 13,200
Capital in excess of par value                                             1,089,000                      -
Retained earnings                                                          9,096,265              8,187,624
------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                10,209,465              8,200,824
------------------------------------------------------------------------------------------------------------
                                                                        $ 65,044,295           $ 40,903,572
------------------------------------------------------------------------------------------------------------

THE NEPTUNE SOCIETY, INC.
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)


------------------------------------------------------------------------------------------------------------
                                                                             Six Months Ended June 30,
                                                                             1999                  1998
------------------------------------------------------------------------------------------------------------
Revenues;
Services                                                                 $ 4,091,433            $ 3,523,889
Liquidation of trust fund                                                    525,224                      -
Management and finance fees                                                  629,924                551,877
------------------------------------------------------------------------------------------------------------
Total revenues                                                             5,246,581              4,075,766
Costs and expenses                                                         2,364,817              2,158,242
------------------------------------------------------------------------------------------------------------

Gross profit                                                               2,881,764              1,917,524
------------------------------------------------------------------------------------------------------------

General & administrative expenses                                            838,248                667,355
Depreciation & amortization                                                  157,652                 26,565
Professional fees                                                            240,089                368,635
------------------------------------------------------------------------------------------------------------
                                                                           1,235,989              1,062,555
------------------------------------------------------------------------------------------------------------

Income before compensation of principal shareholder and partner            1,645,775                854,969
Compensation of principal shareholder and partner                            513,091              1,565,418
------------------------------------------------------------------------------------------------------------
Income before income taxes                                                 1,132,684               (710,449)
Provision for income taxes                                                   199,042                      -
------------------------------------------------------------------------------------------------------------
Net income (loss)                                                          $ 933,641             $ (710,449)
------------------------------------------------------------------------------------------------------------
Net income per share, basic and diluted:                                      $ 0.08                $ (0.06)

Weighted average number of shares outstanding,
basic and diluted                                                         12,000,000             12,000,000
------------------------------------------------------------------------------------------------------------

THE NEPTUNE SOCIETY, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)



------------------------------------------------------------------------------------------------------------
                                                                            June 30,
                                                                              1999                   1998
------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:                                      $ 933,641             $ (710,449)

Adjustment to reconcile net income to net cash provided by operating activities:

  Depreciation and amortization                                              157,652                 26,565
  Changes in assets and liabilities:
   Accounts receivable                                                        60,893              1,496,673
   Other current assets                                                      (30,551)                 2,705
   Increase in deferred procurement costs                                   (304,468)              (182,913)
   Accounts payable and accrued liabilities                                  (64,960)              (194,656)
   Provision for income tax                                                  199,042                      -
------------------------------------------------------------------------------------------------------------
    Total adjustments                                                         17,609              1,148,374
------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                                951,250                437,925
------------------------------------------------------------------------------------------------------------

Cash flows provided by (used for) investing activities:
  Purchase of property and equipment                                         (84,172)                  (350)
  Purchase of subsidiary                                                 (22,979,422)                     -
  Intangibles and other assets                                                     -                 92,042
------------------------------------------------------------------------------------------------------------
    Net cash used for investing activities                               (23,063,594)                91,692
------------------------------------------------------------------------------------------------------------

Cash flows provided by financing activities:
  Due to former owner                                                        335,787                      -
  Loans payable                                                              173,733                      -
  Promissory notes                                                        20,833,675                      -
  Issuance of capital stock                                                1,000,000                      -
  Distribution to owners                                                     (25,000)              (110,500)
------------------------------------------------------------------------------------------------------------
    Net cash provided by financing activities                             22,318,195               (110,500)
------------------------------------------------------------------------------------------------------------
Net increase in cash                                                         205,851                419,117
Cash at beginning of period                                                  612,370                601,767
------------------------------------------------------------------------------------------------------------
Cash at end of period                                                      $ 818,221            $ 1,020,884
------------------------------------------------------------------------------------------------------------
Non-cash investing and financing transactions:
Common stock issued in acquisitions                                        $ 100,000                    $ -
------------------------------------------------------------------------------------------------------------

THE NEPTUNE SOCIETY, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
(Unaudited)



                                                             Capital in
                                               Common       excess of Par      Retained
                                               Stock            Value          Earnings          Total
----------------------------------------------------------------------------------------------------------
 Balance at December 31, 1998                $ 13,200       $        -      $ 8,187,624       $ 8,200,824

 Net income for the period ended
   June 30, 1999                                                                933,641           933,641
 Distribution to owners                                                         (25,000)          (25,000)
 Common stock issued:
 Issued for cash                               10,000          990,000                          1,000,000
 Acquisitions                                   1,000           99,000                            100,000
----------------------------------------------------------------------------------------------------------
 Balance at June 30, 1999                    $ 24,200      $ 1,089,000      $ 9,096,265      $ 10,209,465
----------------------------------------------------------------------------------------------------------

The Neptune Society, Inc.
Notes to the Consolidated Financial Statements
Periods Ended June 30, 1999 and 1998


1.   Organization and Basis of Presentation:

     The accompanying financial statements present the combined financial position and results of operations of the following companies:

          o    The Neptune Society, Inc. (formerly Lari Corporation)
          o The Neptune Society of America, Inc. (formerly Lari Acquisition Company, Inc.)
          o    Neptune Management Corp.
          o    Neptune Pre-need Plan, Inc.
          o    Heritage Alternatives, Inc.
          o    Heritage Alternatives, L.P.
          o    Neptune Funeral Services, Inc.
          o    Neptune Funeral Services of Westchester, Inc.
          o    Neptune - Los Angeles, Ltd.
          o    Neptune - Santa Barbara, Ltd.
          o    Neptune - Ft. Lauderdale, Ltd.
          o    Neptune - St. Petersburg, Ltd.
          o    Neptune - Miami, Ltd.
          o    Neptune - Westchester, Ltd.
          o    Neptune - Nassau, Ltd.

     On March 31, 1999, The Neptune Society, Inc. acquired all of the outstanding shares and caused to be acquired the limited partnership interests of The Neptune Society, in exchange for $1,000,000 cash, 1,000,000 shares of the company, notes payable of $21,000,000 and all cash and cash equivalents of approximately $825,000 held by The Neptune Society at March 31, 1999. Further the former controlling shareholder was provided with a consulting agreement for $1,000,000 over a 3 year period.

     The accompanying financial statements present the consolidated financial position of The Neptune Society, Inc. as at June 30, 1999 and the results of operations for the period then ended on a combining basis.

     The business combination was accounted for using the purchase method of accounting, and the excess of the purchase price over the estimated fair value of assets acquired net of liabilities assumed, has been recorded as goodwill and other intangibles, in the approximate amount of $23,100,000. The historical financial statements prior to the acquisition have been presented on a combined basis as a reorganization of companies under common control. Pro forma financial information as if the acquisition had occurred at the beginning of the period, has not been presented, as the operating results of all combining entities has been included in the combined statements.

2.   Interim Financial Statements (Unaudited)

     The accompanying unaudited condensed financial statements for the interim periods ended June 30, 1999 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

The Neptune Society, Inc.
Notes to the Consolidated Financial Statements
Periods Ended June 30, 1999 and 1998


3.   Amortization of Goodwill

     The excess of purchase price over the fair value of identifiable net assets acquired in transactions accounted for as purchases are included in "Goodwill" and amortized on a straight line basis over 40 years which, in the opinion of management, is not necessarily the maximum period benefited. Fair values at the date of acquisition are determined by management or independent appraisals.

     The amortization charged against income was $144,187 for the period (1998 - nil). Accumulated amortization of Goodwill as of June 30, 1999 is $144,187.


4.   Gain on Liquidation of Trust

     During the period certain monies held in Trust in relation to the merchandise component of prearranged cremation contracts entered into in previous financial periods were allowed to be released under the governing Trust Fund Legislation.

5.   Litigation

     During the period ending June 30, 1998, the Department of Consumer Affairs, Funeral and Crematory Division (the "Department") commenced an administrative proceeding alleging various statutory and regulatory violations arising from an incident occurring at the Heritage Crematory.

     The California operations were not allowed to operate during the period of the administrative proceeding.

     This proceeding has now been settled.

6.   Long term debt

     Promissory Note in the amount of $19,000,000 on the following terms:

     o $4,125,784 due August 11, 1999 with no interest. This amount was repaid.
     o $701,740 due January 3, 2000 together with interest accrued at the rate of 9% from August 1, 1999.
     o    $4,172,476 due January 3, 2000 with no interest,
     o    $5,065,836 due July 31, 2000 with no interest,
     o $4,934,164 due July 31, 2000. Interest only at the rate of 9% amounting to $37,006 is payable monthly.

     Promissory Note in the amount of $2,000,000 payable in installments of $40,000 per month, plus a balloon payment of $497,778 with interest at the rate of 9% to accrue monthly on the sum of $15,556 per month, payable on March 31, 2002.

7.   Subsequent Event

     On July 22, 1999 the Neptune Society entered into a private placement Agency Agreement with Standard Securities Capital Corporation, for the sale of 1,166,667 common shares in the

The Neptune Society, Inc.
Notes to the Consolidated Financial Statements
Periods Ended June 30, 1999 and 1998


     capital of the Neptune Society at an Issue Price of $6.00 per share. On August 9, 1999, the Company issued 666,666 common shares pursuant to the agreement for gross proceeds of $4,000,000. On October 12, 1999, the Company issued a further 223,333 common shares pursuant to the agreement for gross proceeds of $1,340,000. The Company will issue a further 276,668 common shares on or before January 31, 2000. Standard Securities Capital Corporation will be paid a commission of $700,000 for the private placement of which $140,000 was paid on October 12, 1999. The Issue Price is subject to reset that may result in the Company issuing additional shares to the private placement subscribers.

                               THE NEPTUNE SOCIETY

                          COMBINED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1998 AND 1997







                                    CONTENTS

                                                                            Page
                                                                            ----

Independent Auditors' Report ................................................ 1

Financial Statements:
  Combined Balance Sheets ................................................... 2
  Combined Statements of Income (Operations) ................................ 3
  Combined Statements of Stockholders' Equity ............................... 4
  Combined Statements of Cash Flows ......................................... 5
  Notes to Combined Financial Statements ....................................6-9

                           Stonefield Josephson, Inc.
                          Certified Public Accountants
                          Business & Personal Advisors
                Members: DFK, IAPA, Institute of Profit Advisors


                          INDEPENDENT AUDITORS' REPORT


Board of Directors
The Neptune Society
Burbank, California


We have audited the accompanying combined balance sheets of The Neptune Society as of December 31, 1998 and 1997, and the related combined statements of income (operations), stockholders' equity and cash flows for each of the years ended December 31, 1998, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of The Neptune Society at December 31, 1998 and 1997, and the results of their operations and cash flows for the years ended December 31, 1998, 1997 and 1996, in conformity with generally accepted accounting principles.



/s/ Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California
June 11, 1999



1620 26th Street, Suite 400 South            One Post Street, Suite 3300
Santa Monica, CA  90404-4041                 San Francisco, CA  98104-9572
310 453-9400 FAX 310 453-1187                415 981-9400 FAX 415 391-2310

2121 N. California Blvd., Suite 900          4400 MacArthur Blvd., Suite 400
Walnut Creek, CA  94596-7306                 Newport Beach, CA  92660-2519
925 938-9400 FAX 925 930-0107                949 653-9400 FAX 949 851-4669

                              www.sjaccounting.com

                               THE NEPTUNE SOCIETY

                             COMBINED BALANCE SHEETS


                                 ASSETS                                                December 31,          December 31,
                                                                                           1998                  1997
                                                                                    ----------------       ---------------
Current assets:
  Cash and cash equivalents                                                         $        612,370          $    601,767
  Accounts receivable                                                                        107,896               250,552
  Due from trusts                                                                            109,369             1,121,009
  Other current assets                                                                         4,924                34,946
                                                                                    ----------------       ---------------
          Total current assets                                                               834,559             2,008,274
                                                                                    ----------------       ---------------
Property and equipment, at cost:
  Automobiles                                                                                120,173               134,188
  Furniture and fixtures                                                                      83,329                84,846
  Machinery and equipment                                                                    309,084               308,734
  Nautical equipment                                                                          57,075                57,075
  Leasehold improvements                                                                     154,862               154,862
                                                                                    ----------------       ---------------
                                                                                             724,523               739,705
  Less accumulated depreciation and amortization                                             506,073               472,465
                                                                                    ----------------       ---------------
          Total property and equipment                                                       218,450               267,240
                                                                                    ----------------       ---------------
Other assets:
  Prearranged cremation contracts                                                         32,055,280            30,172,105
  Deferred contract procurement costs, net                                                 7,754,729             7,406,473
  Other                                                                                       40,554                99,119
                                                                                    ----------------       ---------------
          Total other assets                                                              39,850,563            37,677,697
                                                                                    ----------------       ---------------
                                                                                    $     40,903,572        $   39,953,211
                                                                                    ================       ===============

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                                                  $        181,007       $       184,899
  Accrued expenses and other liabilities                                                     466,461               306,263
                                                                                    ----------------       ---------------
          Total current liabilities                                                          647,468               491,162
                                                                                    ----------------       ---------------
Deferred prearranged cremation contract revenues                                          32,055,280            30,172,105
                                                                                    ----------------       ---------------
Stockholders' equity:
  Common stock; $.001 par value, 50,000,000 shares
    authorized, 12,000,000 shares issued and outstanding                                      13,200                12,700
  Equity of combining entities                                                             8,187,624             9,277,244
                                                                                    ----------------       ---------------
          Total stockholders' equity                                                       8,200,824             9,289,944
                                                                                    ----------------       ---------------
                                                                                    $     40,903,572       $    39,953,211
                                                                                    ================       ===============

                 See accompanying independent auditors' report
                   and notes to combined financial statements.

                               THE NEPTUNE SOCIETY

                   COMBINED STATEMENTS OF INCOME (OPERATIONS)


                                                                    Year ended           Year ended           Year ended
                                                                   December 31,         December 31,         December 31,
                                                                       1998                 1997                 1996
                                                                 ---------------      --------------       --------------
Revenues, net:
  Services                                                       $     7,468,853      $    8,838,854        $   8,257,161
  Management fees                                                        969,300             918,000              786,000
                                                                 ---------------      --------------       --------------
          Total revenues                                               8,438,153           9,756,854            9,043,161

Cost and expenses                                                      4,851,956           4,661,966            4,957,001
                                                                 ---------------      --------------       --------------
Gross profit                                                           3,586,197           5,094,888            4,086,160
                                                                 ---------------      --------------       --------------

General and administrative expenses                                    1,645,450           1,584,750            1,524,484
Professional fees                                                        668,894             245,033              172,619
                                                                 ---------------      --------------       --------------
                                                                       2,314,344           1,829,783            1,697,103
                                                                 ---------------      --------------       --------------
Income before compensation and expenses of
  principal shareholder and partner                                    1,271,853           3,265,105            2,389,057

Compensation and expenses of principal
  shareholder and partner                                              2,200,473           1,840,984              737,556
                                                                 ---------------      --------------       --------------
Net income (loss)                                                $      (928,620)     $    1,424,121       $    1,651,501
                                                                 ===============      ==============       ==============
Net income (loss) per share, basic and
  diluted                                                        $        (0.08)      $         0.12       $         0.14
                                                                 ===============      ==============       ==============
Weighted average number of shares
  outstanding, basic and diluted                                      12,000,000          12,000,000           12,000,000
                                                                 ===============      ==============       ==============



                 See accompanying independent auditors' report
                   and notes to combined financial statements.

                               THE NEPTUNE SOCIETY

                  COMBINED STATEMENTS OF STOCKHOLDERS ' EQUITY




                                                                   Common              Equity of
                                                                    stock          combining entities             Total
                                                                 -----------       ------------------          ------------
Balance at January 1, 1996                                       $   12,700          $  6,960,189            $  6,972,889

Net income for the year ended
  December 31, 1996                                                                     1,651,501               1,651,501

Distribution to owners                                                                   (338,000)               (338,000)
                                                                 -----------         --------------          -------------
Balance at December 31, 1996                                         12,700             8,273,690               8,286,390

Net income for the year ended
  December 31, 1997                                                                     1,424,121               1,424,121

Distribution to owners                                                                   (420,567)               (420,567)
                                                                 -----------         --------------          -------------
Balance at December 31, 1997                                         12,700             9,277,244               9,289,944

Net loss for the year ended
  December 31, 1998                                                                      (928,620)               (928,620)

Distribution to owners                                                                   (160,500)               (160,500)

Common stock issued                                                     500                  (500)
                                                                 -----------         --------------          -------------
Balance at December 31, 1998                                     $   13,200          $  8,187,624            $  8,200,824
                                                                 ===========         ==============          =============




                 See accompanying independent auditors' report
                   and notes to combined financial statements.

                               THE NEPTUNE SOCIETY

                        COMBINED STATEMENTS OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                                        Year ended         Year ended         Year ended
                                                                       December 31,       December 31,       December 31,
                                                                           1998               1997               1996
                                                                      ---------------   ---------------     -------------
Cash flows provided by (used for) operating activities:
  Net income (loss)                                                   $      (928,620)  $     1,424,121      $   1,651,501

  Adjustments to reconcile net loss to net cash
   provided by (used for) operating activities:
      Depreciation and amortization                                            50,786            86,779            60,885
      (Gain) loss on sale of assets                                            (3,736)            2,460            (2,640)

  Changes in assets and liabilities:
    (Increase) decrease in assets:
      Accounts receivable                                                     142,656          (134,880)           74,659
      Due from trusts                                                       1,011,640          (415,526)         (268,204)
      Other current assets                                                     30,022              (175)          (15,541)
      Increase in deferred procurement costs                                 (348,256)         (835,298)       (1,057,314)
      Other assets                                                             58,565           244,319           (35,058)

    Increase (decrease) in liabilities:
      Accounts payable                                                         (3,892)          (66,436)           29,584
      Accrued expenses and other liabilities                                  160,198           202,349            86,703
                                                                      ---------------   ---------------     -------------
          Total adjustments                                                 1,097,983          (916,408)       (1,126,926)
                                                                      ---------------   ---------------     -------------
          Net cash provided by operating activities                           169,363           507,713           524,575
                                                                      ---------------   ---------------     -------------

Cash flows provided by (used for) investing activities -
  purchase (sale) of property and equipment                                     1,740          (164,943)          (59,827)
                                                                      ---------------   ---------------     -------------

Cash flows provided by (used for) financing activities:
  Decrease (increase) in due from officer                                           -            17,567           (17,567)
  Distribution to owners                                                     (160,500)         (420,567)         (338,000)
                                                                      ---------------   ---------------     -------------
          Net cash used for financing activities                             (160,500)         (403,000)         (355,567)
                                                                      ---------------   ---------------     -------------
Net increase (decrease) in cash and cash equivalents                           10,603           (60,230)          109,181
Cash and cash equivalents, beginning of year                                  601,767           661,997           552,816
                                                                      ---------------   ---------------     -------------
Cash and cash equivalents, end of year                                $       612,370   $       601,767     $     661,997

Supplemental disclosure of cash flow information -
  income taxes paid                                                   $             -   $        15,000     $      65,000
                                                                      ===============      ==============       ==============



                 See accompanying independent auditors' report
                   and notes to combined financial statements.

                               THE NEPTUNE SOCIETY

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1998 AND 1997



(1)  Organization and Basis of Presentation:

     The accompanying financial statements present the combined financial position and results of operations of the following companies:

          o    Lari Corporation
          o    Neptune Management Corp.
          o    Neptune Pre-need Plan, Inc.
          o    Heritage Alternatives, Inc.
          o    Heritage Alternatives, L.P.
          o    Neptune Funeral Services, Inc.
          o    Neptune Funeral Services of Westchester, Inc.
          o    Neptune - Los Angeles, Ltd.
          o    Neptune - Santa Barbara, Ltd.
          o    Neptune - Ft. Lauderdale, Ltd.
          o    Neptune - St. Petersburg, Ltd.
          o    Neptune - Miami, Ltd. o Neptune - Westchester, Ltd.
          o    Neptune - Nassau, Ltd.

     Subsequent to December 31, 1998, Lari Corporation acquired the ownership interests of companies through a combination of cash, stock, and acquisition indebtedness. Accordingly the accompanying financial statements have been presented as a reorganization of companies under common control. All material intercompany transactions have been eliminated in combination.

     The  Company  performs  crematoria  and  related   professional   services,
     including the use of facilities, motor vehicles and nautical equipment, and sells supplies, such as urns, cremation containers and literature.


(2)  Summary of Significant Accounting Policies:

     Cash and Cash Equivalents:

          Cash Equivalents

          The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

          Concentration

          The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.



See accompanying independent auditors' report.

                               THE NEPTUNE SOCIETY

                     YEARS ENDED DECEMBER 31, 1998 AND 1997


(2)  Summary of Significant Accounting Policies, Continued:

     Depreciation and Amortization:

          Depreciation of property plant and equipment is provided using the straight-line method over the estimated useful lives of the various classes of assets, as follows:

               Automobiles                                        5 years
               Furniture and fixtures                           5-7 years
               Machinery and equipment                            5 years
               Nautical equipment                                 5 years

          Leasehold improvements are amortized over the terms of the leases or estimated useful lives of the improvements, whichever is lesser.

     Pre-need Arrangements:

          Pre-need sales are affected by deposits to various trusts, the assets for which are included on the combined balance sheet in the caption "prearranged cremation contracts". Trust earnings, less management fees earned by the Company are accrued and deferred until the service is performed, at which time these funds are recognized in revenues and are intended to cover future increases in the cost of providing a price guaranteed service.

     Deferred Contract Procurement Costs:

          Deferred contract procurement costs consist of a portion of sales commissions and other direct marketing costs applicable to the sale of prearranged cremation contracts. These costs are deferred and recognized in costs of revenues when the services, covered by the contract, are performed.

     Income Taxes:

          The Company filed separate federal and state income tax returns for each of the combining entities, all operating results for which were generated by "pass through" entities (limited partnerships or corporations). Since no taxes were due from the C corporations and any income taxes from the limited partnerships and the S corporation (other than state taxes on certain S corporation earnings) are the obligations of the partners or shareholders, no income taxes have been provided in the financial statements.

     In connection  with the Company's  acquisition  on March 31, 1999 (see Note
5), the income tax status changed. If income taxes had been determined in the historical financial statements on a separate return basis, pro forma net income would have been as follows:

                                                          1998                1997                 1996
                                                       ----------          ----------          -----------
     Net (loss)/income as reported                     $(928,620)          $1,424,121          $1,651,501

     Credit/provision for income taxes,
       principally current                              (371,448)             568,448             660,600
                                                       ----------          ----------          -----------
     Pro forma net (loss)/income                       $(557,172)          $  855,673          $  990,901
                                                       ==========          ==========          ===========
     Pro forma net (loss)/income per share             $   (0.05)          $     0.07          $     0.08
                                                       ==========          ==========          ===========

     Use of Estimates:

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


See accompanying independent auditors' report.

                               THE NEPTUNE SOCIETY

                     YEARS ENDED DECEMBER 31, 1998 AND 1997



(2)  Summary of Significant Accounting Policies, Continued:

     Fair Value:

          Unless otherwise indicated, the fair values of all reported assets and liabilities which represent financial instruments (none of which are held for trading purposes) approximate the carrying values of such amounts.

     Earnings Per Share:

          Earnings per share is computed based upon the weighted average number of shares of common stock outstanding plus the shares issued in the exchange transaction (see Note 5), adjusted for a 10,000 to 1 stock split, in August 1998.


(3)  Deferred Prearranged Cremation Contract Revenues:

     Deferred prearranged cremation contract revenues includes the contract amount of all price guaranteed prearranged service contracts as well as the accrued trust earnings, less management fees to the Company. The Company defers additional accruals of trust earnings as they are not earned until the performance of the service. Upon performance of the service, the Company recognizes as revenues, the fixed contract price as well as total accumulated trust earnings.

     The following table summarizes the activity in deferred prearranged cremation contract revenues:

                                                    1998                1997
                                              ---------------     --------------
     Beginning balance                        $    30,172,105     $   25,909,984
     Acquisitions                                   4,430,978          6,310,101
     Income - maturities                            1,806,846          1,746,482
     Cancellations                                    740,957            301,498
                                              ---------------     --------------
     Ending balance                           $    32,055,280     $   30,172,105
                                              ===============     ==============


See accompanying independent auditors' report.

                               THE NEPTUNE SOCIETY

                     YEARS ENDED DECEMBER 31, 1998 AND 1997



(4)  Commitments and Contingencies:

     Leases

     The Company leases certain office facilities under operating leases for terms ranging from one to thirteen years. Combined rent expense was approximately $203,891, $212,388, and $192,136, for 1998, 1997 and 1996
     respectively.

     At December 31, 1998, minimum lease payments were as follows:

       Years ending December 31,
           1999                                             $       191,929
           2000                                                     165,191
           2001                                                     119,756
           2002                                                     119,125
           2003                                                     118,063
           Thereafter                                               480,337
                                                            ---------------
                                                            $     1,194,401

     Litigation

     During March 1998, the Department of Consumer Affairs, Funeral and Cemetery Division (the "Department") commenced an administrative proceeding alleging various statutory and regulatory violations arising from an incident occurring at the Heritage Crematory. This proceeding was settled by the parties by the Company agreeing to sell its business by a date certain or surrender its funeral director's license. A sale of the Company to Lari Acquisition Company, Inc. (see Note 5) was concluded in April 1999. The Department is in the process of reviewing Lari's application for an assignment of the Company's funeral director licenses to Lari.

     Additionally the Company is, from time to time, subject to routine litigation arising in the normal course of business. Management, with the advice of legal counsel, believes that the results of any such routine litigation or other pending legal proceedings will not have a material effect on the combined financial position or results of operations.


(5)  Subsequent Event:

     In March 1999, Lari Acquisition Company, Inc. acquired all of the outstanding shares and caused to be acquired the limited partnership interests of The Neptune Society, in exchange for $1,000,000 cash, 1,000,000 shares of Lari with a stated value of $5,000,000, and notes payable of $21,000,000. Further, the former controlling shareholder was provided with a consulting agreement for $1,000,000 over a three-year period.




See accompanying independent auditors' report.

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        The Neptune Society, Inc.
                                        (Registrant)



Date: November 8, 1999                  By: /s/ Suzanne Wood
                                            -----------------------------------
                                           Suzanne Wood, Secretary/Director

Exhibit
 Number        Description
-------        -----------

  3.1          Articles of Incorporation of L R Associates,  Inc., filed January
               4, 1985

  3.2 Articles of Amendment of L R Associates, Inc. changing name to Lari Corp., filed August 3, 1998

  3.3 Articles of Amendment of Lari Corp. changing name to The Neptune Society, Inc., filed April 26, 1999

  3.4          Bylaws of The Neptune Society, Inc.

 10.1          Form of Stock Option Plan

 10.2 Share Purchase Agreement dated for reference March 26, 1999 by and between Lari Acquisition Company, Inc., Emanuel Weintraub Inter Vivos Trust, Emanuel Weintraub, Neptune Management Corp., Heritage Alternatives, Inc., Neptune Pre-Need Plan, Inc. and Lari Corp.

 10.3 Share Purchase Agreement dated March 31, 1999 by and between Lari Acquisition Company, Inc., Lari Corp. and Stanley Zicklin

 10.4 Share Purchase Agreement dated March 31, 1999 by and between Lari Acquisition Company, Inc., Lari Corp. and Jill Schulman

 10.5 Agreement dated August 1, 1999 by and between Lari Acquisition Company, Inc., The Neptune Society, Inc. and Stanley Zicklin

 10.6 Agreement dated August 1, 1999 by and between Lari Acquisition Company, Inc., The Neptune Society, Inc., Emmanuel Weintraub and Emmanuel Weintraub Inter Vivos Trust

 10.7 Interest Purchase Agreement dated for reference March 31, 1999 by and between Neptune Management Corp. Lari Corp., Lari Acquisition Company, Inc. and the limited partners of Neptune-Los Angeles, Ltd., Neptune-Santa Barbara, Ltd., Neptune-Miami, Ltd., Neptune-St. Petersburg, Ltd., Neptune-Ft. Lauderdale, Ltd., Neptune-Nassau, Ltd., Neptune-Westchester, Ltd.

 10.8 Interest Purchase Agreement dated for reference March 31, 1999 by and between Heritage Alternatives, Inc., Lari Corp., Lari Acquisition Company, Inc. and the limited partners of Heritage Alternatives, L.P.

Exhibit
 Number        Description
-------        -----------


 10.9 Consulting Agreement dated March 31, 1999 by and between Lari Acquisition Company, Inc. and Emanuel Weintraub

 10.10 Amendment to Consulting Agreement dated August 1, 1999 by and between Lari Acquisition Company, Inc. and Emanuel Weintraub

 10.11         $19,000,000   Promissory  Note  dated  March  31,  1999  by  Lari
               Acquisition Company, Inc.

 10.12 Amendment to $19,000,000 Promissory Note dated August 1, 1999 by Lari Acquisition Company, Inc. in favor of Emanuel Weintraub Inter Vivos Trust

 10.13         $2,000,000   Promissory   Note  dated  March  31,  1999  by  Lari
               Acquisition Company, Inc.

 10.14 Amendment to $2,000,000 Promissory Note dated August 1, 1999 by Lari Acquisition Company, Inc. in favor of Emanuel Weintraub Inter Vivos Trust

 10.15 Pre-Need Trust Agreement dated October 1, 1993 by and between Neptune Management Corp. and Sunbank/South Florida, N.A.

 10.16 Asset Purchase Agreement dated March 31, 1992 by and between Heritage Cremation Services, Inc., Joseph Estephan, Elie Estephan and Emanuel Weintraub

 10.17         Form of Commissioned Contractor Agreement

 10.18         Agency Agreement dated for reference July 22, 1999 by and between
               The  Neptune  Society,   Inc.  and  Standard  Securities  Capital
               Corporation

 10.19         Amendment to Agency Agreement dated August 5, 1999 by and between
               The  Neptune  Society,   Inc.  and  Standard  Securities  Capital
               Corporation

 10.20         Form of Subscription Agreement

 10.21         Form of Registration Rights Agreement

 21.1          List of Subsidiaries of the Registrant

 27.1          Financial Data Schedule